EXHIBIT 10.5
EXECUTION VERSION

EHP MIDCO HOLDING COMPANY, LLC
$300,000,000
Senior Secured Notes due October 27, 2027
________________
NOTE PURCHASE AGREEMENT
________________
Dated October 27, 2020

KE 70071050.38
4813-3612-1807 v.11.1

CONTENTS
Page
SECTION 1. AUTHORIZATION OF NOTES.    1
SECTION 2. SALE AND PURCHASE OF NOTES; SECURITY.    1
2.1    Issuance of Notes    1
2.2    Security for the Notes    1
SECTION 3. CLOSING.    2
SECTION 4. CONDITIONS TO CLOSING.    2
4.1    Representations and Warranties    2
4.2    Performance, No Default    2
4.3    Compliance Certificates    2
4.4    Changes in Corporate Structure    3
4.5    Opinions of Counsel    3
4.6    Annual Operating Budget    3
4.7    Financial Statements    3
4.8    Note Documents    3
4.9    Material Project Documents    3
4.10    Lien Searches; Docket Searches    4
4.11    Mortgages    4
4.12    Perfection of Security Interests    4
4.13    Insurance Deliverables    5
4.14    Accounts    5
4.15    Consent and Agreement    5
4.16    USA Patriot Act    5
4.17    Sale of Other Notes    5
4.18    Purchase Permitted By Applicable Law, Etc.    5
4.19    Real Estate Documentation    6
4.20    Payment of Fees    6
4.21    Flood Certificate    6
SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE ISSUER.    6
5.1    Private Offering by the Issuer    6
5.2    Existence; Compliance with Laws    7
5.3    Power; Authorization; Enforceable Obligations; No Conflicts    7
5.4    Lines of Business; Equity Interests    8
5.5    Litigation    8
5.6    Financial Statements    8
5.7    Ownership of Property, Liens    8
5.8    Taxes    9
5.9    Applicable Permits.    9
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5.10    Material Project Documents    9
5.11    Federal Reserve Regulations    10
5.12    ERISA    10
5.13    Investment Company Act    10
5.14    Energy Regulatory Status    11
5.15    Environmental Matters    11
5.16    Disclosure    12
5.17    Security Documents    13
5.18    Solvency    13
5.19    Indebtedness    13
5.20    Insurance    13
5.21    USA PATRIOT Act    14
5.22    Sanctions, Anti-Corruption Laws, Etc.    14
5.23    Intellectual Property    14
5.24    Financial Advisors    14
5.25    No Material Adverse Effect    14
5.26    No Default    14
5.27    Land Not in a Special Flood Hazard Zone    14
SECTION 6. REPRESENTATIONS OF THE PURCHASERS.    15
6.1    Purchase for Investment    15
6.2    Source of Funds    15
SECTION 7. INFORMATION AS TO COMPANY    16
7.1    Financial and Business Information    16
7.2    Officer's Certificate    19
7.3    Visitation    19
7.4    Electronic Delivery    20
SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.    21
8.1    Required Payments; Maturity    21
8.2    Prepayments    21
8.3    Application of Payments    23
8.4    Allocation of Partial Prepayments    23
8.5    Maturity; Surrender    23
8.6    Purchase of Notes    24
SECTION 9. AFFIRMATIVE COVENANTS.    24
9.1    Payment of Taxes    24
9.2    Maintenance of Existence    24
9.3    Insurance    24
9.4    Compliance with Laws    24
9.5    Books and Records    25

9.6    Operation of Project; Maintenance of Property; Material Project
Documents    25
9.7    Environmental Laws    25
9.8    Collateral; Further Assurances    25
9.9    Maintenance of Applicable Permits    26
9.10    Energy Regulatory Status    26
9.11    Additional Project Documents    26
9.12    Title    26
9.13    Hazardous Substances    27
9.14    Collateral Accounts    27
9.15    Plan of Subdivision; LTS Ground Lease; Ground Lease Amendment    27
9.16    Title Policy    29
9.17    Survey and Affidavit    29
9.18    Opinion    30
9.19    CUSIP Number    30
SECTION 10. NEGATIVE COVENANTS.    30
10.1    Indebtedness    30
10.2    Liens    30
10.3    Fundamental Changes    30
10.4    Tax Status    30
10.5    Employees    30
10.6    Subsidiaries    30
10.7    Disposition of Property    30
10.8    Restricted Payments    31
10.9    Investments    32
10.10    Transactions with Affiliates    32
10.11    Lines of Business    32
10.12    Passive Holdco    32
10.13    Amendments to or Termination of Certain Documents    32
10.14    Maintenance of Accounts    32
10.15    Changes in Fiscal Periods; Accounting Policies; Location; Name    32
10.16    Additional Project Documents    33
10.17    Sales and Leasebacks    33
10.18    Energy Regulatory Status    33
10.19    Sanctions, Anti-Corruption Laws, Etc.    33
10.20    Amendments to Organizational Documents    34
10.21    Speculative Transactions    34
SECTION 11. EVENTS OF DEFAULT.    34
SECTION 12. REMEDIES ON DEFAULT, ETC.    37
12.1    Acceleration    37
12.2    Other Remedies    38
12.3    Rescission    38

12.4    No Waivers or Election of Remedies, Expenses, Etc.    39
12.5    Application of Proceeds    39
SECTION 13. REGISTER; ASSIGNMENTS; SUBSTITUTION OF NOTES.    40
13.1    Register    40
13.2    Transfer and Exchange of Notes    40
13.3    Replacement of Notes    41
SECTION 14. PAYMENTS ON NOTES.    42
14.1    Method and Place of Payment; Evidence of Debt    42
14.2    [Reserved]    43
14.3    Net of Taxes    43
SECTION 15. EXPENSES, ETC.    46
15.1    Transaction Expenses.    46
15.2    Certain Taxes    47
15.3    Survival    48
SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
ENTIRE AGREEMENT.    48
SECTION 17. AMENDMENT AND WAIVER.    48
17.1    Requirements    48
17.2    Solicitation of Holders of Notes    49
17.3    Binding Effect, Etc.    50
17.4    Notes Held by Issuer, Etc.    50
SECTION 18. NOTICES.    50
SECTION 19. REPRODUCTION OF DOCUMENTS.    52
SECTION 20. CONFIDENTIAL INFORMATION.    52
SECTION 21. SUBSTITUTION OF PURCHASER.    54
SECTION 22. COLLATERAL AGENT; CONSULTANTS.    54
22.1    Appointment and Duties Appointment    54
22.2    Binding Effect    55
22.3    Use of Discretion    55
22.4    Delegation of Rights and Duties    56
22.5    Reliance and Liability    56
22.6    Collateral Agent Individually    59
22.7    Purchaser Credit Decision    59

22.8    Expenses; Indemnities    59
22.9    Resignation/Removal of the Collateral Agent    60
22.10    Release of Collateral    61
22.11    Credit Bid    61
22.12    Solicitation of Instructions    63
22.13    No Expending of Funds    63
22.14    Merger, Conversion or Consolidation of Collateral Agent    63
22.15    Force Majeure    63
22.16    Appointment of Consultants    64
SECTION 23. MISCELLANEOUS.    64
23.1    Successors and Assigns    64
23.2    Accounting Terms    64
23.3    Severability    64
23.4    Construction, Etc.    65
23.5    Counterparts    65
23.6    Governing Law    65
23.7    Jurisdiction and Process; Waiver of Jury Trial    65
23.8    Section Headings    67
23.9    Limitation on Liability    67
23.10    Scope of Liability    67
23.11    USA PATRIOT Act    68
23.12    Electronic Records    68
23.13    Direct Website Communications    69
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ATTACHMENTS TO NOTE PURCHASE AGREEMENT
SCHEDULE A    ----    Information Relating to Purchasers
SCHEDULE B    ----    Defined Terms
SCHEDULE C    ----    Insurance Program
SCHEDULE 1.1A    ----    Disqualified Institutions
SCHEDULE 1.1B    ----    Mortgaged Properties
SCHEDULE 1.1C    ----    Existing Liens
SCHEDULE 1.1D    ----    Real Property Documents
SCHEDULE 4.6    ----    Annual Operating Budget for 2020 Calendar Year
SCHEDULE 5.5    ----    Litigation
SCHEDULE 5.9    ----    Applicable Permits
SCHEDULE 5.14    ----    Energy Regulatory Status
SCHEDULE 5.15    ----    Environmental Matters
SCHEDULE 5.17    ----    Financing Statements, Filing Jurisdictions, Mortgages
SCHEDULE 5.24    ----    Financial Advisors
EXHIBIT 1    ----    Form of Note
EXHIBIT 4.3(c)    ----    Form of Solvency Certificate
EXHIBIT 4.12    ----    Form of Closing Date UCC Financing Statement
EXHIBIT 4.15    ----    Form of Consent and Agreement
EXHIBIT 4.19(a)    ----    Form of LTS Easement
EXHIBIT 4.19(b)    ----    Form of Memorandum of Easement
EXHIBIT 7.1(i)    ----    Form of Quarterly Operating Report
EXHIBIT 9.15(a)    ----    Form of Plan of Subdivision
EXHIBIT 9.15(b)(i)    ----    Form of LTS Ground Lease
EXHIBIT 9.15(b)(ii)    ----    Form of Memorandum of LTS Ground Lease
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EXHIBIT 13.1    ----    Form of Transfer and Acceptance
EXHIBIT 14.3-A    ----    Form of U.S. Tax Certificate (For Foreign Holders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 14.3-B    ----    Form of U.S. Tax Certificate (For Foreign Holders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 14.3-C    ----    Form of U.S. Tax Certificate (For Foreign Participants That Are Not U.S. Persons or Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 14.3-D    ----    Form of U.S. Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
ii

EHP MIDCO HOLDING COMPANY, LLC
27200 Tourney Road, Suite 200
Santa Clarita, California 91355
Senior Secured Notes due October 27, 2027
October 27, 2020
TO EACH OF THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A:
Ladies and Gentlemen:
EHP Midco Holding Company, LLC, a Delaware limited liability company (the “Issuer”), agrees with each of the Purchasers (as defined in Schedule B) and Wilmington Trust, National Association, as administrative agent for the holders and as collateral agent for the Secured Parties (in such capacities, together with its successors and permitted assigns, the “Collateral Agent”) as follows:
SECTION 1.AUTHORIZATION OF NOTES.
The Issuer will authorize the issue and sale of $300,000,000 aggregate principal amount of its Senior Notes due October 27, 2027 (the “Notes”). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B and, for purposes of this Agreement, the rules of construction set forth in Section 23.4 shall govern.
SECTION 2.SALE AND PURCHASE OF NOTES; SECURITY.
2.1    Issuance of Notes. Subject to the terms and conditions of this Agreement, the Issuer will issue to each Purchaser, at the direction of ECRCH, in accordance with Section 3, and each Purchaser will receive from the Issuer, in each case as part of the Conversion Transactions, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A, in exchange for ECRCH transferring to the Issuer: (a) 43% of the Class B Preferred Units in Elk Hills Power not held by CRC; (b) 43% of the Class A Common Units in Elk Hills Power not held by CRC; and (c) 43% of the Class C Common Units in Elk Hills Power not held by CRC (clauses (a), (b) and (c), collectively, the “Ares Interests”), in each case, at the Closing. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
2.2    Security for the Notes. The Obligations of the Issuer hereunder and under the Notes are secured by the Collateral pursuant to and in accordance with the Security Documents.

SECTION 3.CLOSING.
The issuance of the Notes to be received by each Purchaser shall occur at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, at 9:30 a.m., New York time, at a closing (the “Closing”) on October 27, 2020 or on such other Business Day thereafter as may be agreed upon by the Issuer and the Purchasers. At the Closing, (a) ECRCH will deliver the Ares Interests to the Issuer, and (b) the Issuer will deliver to each Purchaser, at the direction of ECRCH, the Notes to be exchanged for the Ares Interests, in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the Closing Date and registered in such Purchaser’s name (or in the name of its nominee). The parties hereto agree and acknowledge that (i) the issuance and receipt of the Notes to occur at the Closing is part of the Conversion Transactions, and that the only consideration to be paid by ECRCH for the Notes in connection herewith is the exchange of the Ares Interests held by ECRCH, and (ii) the transfer of the Ares Interests to the Issuer contemplated by this Agreement is being made in accordance with the Settlement Agreement and the Elk Hills JV Agreement and, upon the Closing, ECRCH will cease to be a Member (as defined in the Elk Hills JV Agreement) of Elk Hills Power.
SECTION 4.CONDITIONS TO CLOSING.
The occurrence of the Closing is subject to the fulfillment, to the reasonable satisfaction of the Purchasers (unless waived in writing by the Purchasers), prior to or at the Closing, of the following conditions:
4.1    Representations and Warranties. The representations and warranties of each Issuer Party in the Note Documents to which it is a party shall be true and correct in all material respects when made on the Closing Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).
4.2    Performance, No Default. Each of the Issuer Parties shall have performed and complied with all agreements and conditions contained in each Note Document to which it is party required to be performed or complied with by it prior to or at the Closing. After giving effect to the issue and receipt of the Notes at Closing, no Default or Event of Default shall have occurred and be continuing.
4.3    Compliance Certificates.
(a)    Officer’s Certificate. Each of the Issuer Parties shall have delivered to the Collateral Agent and each Purchaser (or its representative) an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.4 have been fulfilled.
(b)    Secretary’s Certificate. Each of the Issuer Parties shall have delivered to the Collateral Agent and each Purchaser (or its representative) a certificate of its Secretary or Assistant Secretary or, if applicable, a managing member of such Issuer Party, dated the date of the Closing Date, (i) certifying as to the resolutions attached thereto and other limited liability company proceedings relating to the authorization, execution and delivery of the Note Documents to which it is a party, (ii) certifying as to such Issuer Party’s organizational documents as then in effect, (iii) certifying as to the incumbency and specimen signature of each officer, member or director (as applicable) of such Issuer Party executing the Note Documents to which such Issuer Party is a party, and (iv) attaching a certificate of good standing issued in respect of such Issuer Party by the applicable Governmental Authority of the respective jurisdiction of organization or formation of such Issuer Party and, in the case of the Issuer, with respect to its qualification to do business in California.
(c)    Solvency Certificate. Each Purchaser (or its representative) and the Collateral Agent shall have received a certificate, dated as of the Closing Date, from each of the Issuer Parties, signed by a Responsible Officer of such Issuer Party, in each case substantially in the form of Exhibit 4.3(c).
4.4    Changes in Corporate Structure. None of the Issuer Parties shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 4.7, except in connection with the Conversion Transactions and the transactions contemplated under the Notes Documents.
4.5    Opinions of Counsel. Each Purchaser (or its representative) and the Collateral Agent, shall have received customary opinions in form and substance satisfactory to the Purchasers, dated the Closing Date, from Sullivan & Cromwell LLP, special New York counsel for the Issuer Parties in connection with the transactions contemplated under the Note Documents and the Easement, and Day Carter Murphy LLP, special California counsel for the Issuer.
4.6    Annual Operating Budget. Each Purchaser (or its representative) shall have received the Annual Operating Budget for the year ending December 31, 2020, which is attached hereto as Schedule 4.6.
4.7    Financial Statements. Each Purchaser (or its representative) shall have received copies of CRC’s audited consolidated financial statements for the fiscal year ended December 31, 2019.
4.8    Note Documents. Each Purchaser (or its representative) and the Collateral Agent shall have received this Agreement and all other Note Documents (other than any such other Note Document not required to be executed as of the Closing pursuant to the terms of this Agreement), duly authorized, executed and delivered by the Issuer, Holdings, the Purchasers and the Collateral Agent (in each case, to the extent party thereto) and by any other parties thereto.
4.9    Material Project Documents.
(a)    Each Purchaser (or its representative) and the Collateral Agent shall have received true, complete and correct copies of the Sponsor Support Agreement in effect on the Closing Date, and any existing supplements or amendments thereto, and the Sponsor Support Agreement shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect and shall be certified by a Responsible Officer of the Issuer as being true, complete and correct and in full force and effect with all conditions precedent thereto having been satisfied on the Closing Date, such delivery to such Purchaser (or its representative) to be accompanied by a certificate of a Responsible Officer of the Issuer, that no party to the Sponsor Support Agreement is, or but for the passage of time or giving of notice or both would be, in breach or default of any obligation thereunder that is continuing.
(b)    Each Purchaser (or its representative) and the Collateral Agent shall have received true, complete and correct copies of each Material Project Document and, in all material respects, each Real Property Document, in effect on the Closing Date, and any existing supplements or amendments thereto, such documents shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect.
4.10    Lien Searches; Docket Searches. Each Purchaser (or its representative) shall have received (a) the results of a recent lien search (but in no event more than thirty (30) days prior to the Closing Date) in the jurisdiction of formation of each of the Issuer Parties and in each of the jurisdictions where assets of each such Person are located, and such searches shall reveal no Liens on (i) any of the assets of the Issuer and Elk Hills Power except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Purchasers and (ii) any of the Equity Interests pledged by Holdings and the Issuer pursuant to the Pledge Agreement or the Security Agreement, as applicable, and (b) the results of recent litigation, judgment and docket searches (but in no event more than thirty (30) days prior to the Closing Date), reasonably satisfactory to the Purchasers, for each of the jurisdictions in which any of the Issuer Parties has a main place of business.
4.11    Mortgages. The Collateral Agent (for the benefit of each Purchaser) shall have received the Mortgage with respect to the Mortgaged Property, executed and delivered by a Responsible Officer of Elk Hills Power.
4.12    Perfection of Security Interests.
(a)    Each document (including the Closing Date UCC Financing Statement) required by the Security Documents or under law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected Lien on the Collateral described therein, prior and superior in right to any other Person (subject only to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Lien of the Collateral Agent) shall have been filed, registered or recorded in the applicable filing office (or shall be in form suitable to be filed, registered or recorded in the applicable office promptly after the Closing).
(b)    The Collateral Agent shall have received the original executed membership interest certificates representing (i) 100% of the Equity Interests in the Issuer pledged pursuant to the Pledge Agreement, together with an undated transfer power for such membership interest certificate and proxy executed in blank by a duly authorized officer of Holdings and (ii) 100% of the Equity Interests in Elk Hills Power pledged pursuant to the Security Agreement, together with an undated transfer power for such membership interest certificate and proxy executed in blank by a duly authorized officer of the Issuer; and

(c)    Each Purchaser (or its representative) shall have received evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other Taxes and other expenses related to the filings, registrations and recordings necessary for and related to the transactions contemplated by this Agreement and the other Note Documents to be consummated on or prior to the Closing Date have been paid in full (to the extent the obligation to make such payment then exists) by or on behalf of the Issuer or are to be paid in full on the Closing Date.
4.13    Insurance Deliverables. All insurance for the Project required to be obtained pursuant to the Insurance Program shall have been obtained, and shall be in full force and effect and the premiums then due and payable thereon shall have been paid. Each Purchaser (or its representative) and the Collateral Agent shall have received certificates signed by the insurer or a broker authorized to bind the insurer, together with sole loss payee endorsements in favor of the Collateral Agent, evidencing such insurance required pursuant to the Insurance Program, identifying insurers, the type of insurance, and the insurance limits, and stating that (a) such insurance is, in each case, in full force and effect and (b) that all premiums then due and payable on such insurance have been paid, and such deliverables shall be in form and substance satisfactory to the Purchasers.
4.14    Accounts Elk Hills Power shall have established each account required to be established on or before the Closing Date in accordance with Section 9.14.
4.15    Consent and Agreement. The Collateral Agent shall have received a fully-executed consent and agreement, in the form attached hereto at Exhibit 4.15, in favor of the Collateral Agent with respect to the Sponsor Support Agreement.
4.16    USA Patriot Act. The Issuer Parties shall have delivered to each Purchaser (or its representative) and the Collateral Agent all such documentation and information reasonably requested in writing by such Person at least ten (10) Business Days prior to the Closing Date that are necessary (including the names and addresses of each Issuer Party) for the Purchasers and the Collateral Agent to identify each Issuer Party in accordance with the requirements of the USA Patriot Act (including the “know your customer” and similar regulations thereunder).
4.17    Sale of Other Notes. Contemporaneously with the Closing, the Issuer shall issue to each other Purchaser and each other Purchaser shall acquire the Notes to be exchanged by it at the Closing as specified in Schedule A.
4.18    Purchase Permitted By Applicable Law, Etc. On the Closing Date, each Purchaser’s acquisition of the Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any Tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by any Purchaser at least three (3) Business Days prior to the Closing Date, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.19    Real Estate Documentation. CRC shall have granted to Elk Hills Power a non-exclusive easement in the form attached hereto at Exhibit 4.19(a) (the “Easement”), which Easement shall grant to Elk Hills Power rights to use and occupy the LTS Parcels. A memorandum of such Easement in the form attached hereto as Exhibit 4.19(b) shall be recorded promptly upon its execution in accordance with Paragraph 1 of the Easement.
4.20    Payment of Fees.
(a)    Without limiting Section 15.1, the Issuer shall have paid on or before the Closing (a) the fees, charges and disbursements of the Purchasers’ special counsel to the extent reflected in a statement of such counsel rendered to any Issuer Party at least three (3) Business Days prior to the Closing, (b) the fees, charges and disbursements of the Collateral Agent to the extent reflected in a statement of such Person rendered to any Issuer Party at least three (3) Business Days prior to the Closing and (c) all other fees and expenses then due and payable by the Issuer Parties pursuant to the Note Documents to the extent reflected in a statement of the applicable payee rendered to any Issuer Party at least three (3) Business Days prior to the Closing Date, and
(b)    the Collateral Agent shall have received a fully executed copy of the Collateral Agent Fee Letter, and payment of the fees payable thereunder as of the Closing Date.
4.21    Flood Certificate. The Collateral Agent shall have received: (i) a completed Flood Certificate with respect to each parcel of Project Property upon which improvements are located (“Improved Project Property”), which Flood Certificate shall (A) be completed by a company which has guaranteed the accuracy of the information contained therein and (B) otherwise comply with the Flood Program; (ii) evidence describing whether each community in which any Improved Project Property is located participates in the Flood Program; (iii) if the Flood Certificate delivered pursuant to clause (i) hereof states that any portion of any Improved Project Property is located in a Flood Zone, then the Issuer’s written notification to the Collateral Agent (A) as to the existence of such affected Improved Project Property, and (B) as to whether the community in which such affected Improved Project Property is located is participating in the Flood Program; and (iii) if any portion of any Improved Project Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that each of the Issuer and Elk Hills Power, as applicable, have obtained a policy of flood insurance that is in compliance with all applicable regulations of the Board of Governors of the Federal Reserve System.
SECTION 5.REPRESENTATIONS AND WARRANTIES OF THE ISSUER.
The Issuer represents and warrants to and in favor of each Purchaser and the Collateral Agent that each of the following representations and warranties are true and correct as of the Closing Date and as of any other date (or, if stated to be made solely as of an earlier date, such earlier date) on which representations and warranties are stated to be made pursuant to this Agreement or any other document delivered hereunder, subject, in each case, to the information and exceptions set forth on the disclosure schedules attached hereto:
5.1    Private Offering by the Issuer. Neither the Issuer, Elk Hills Power nor any Person authorized by the Issuer to act on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person, other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
5.2    Existence; Compliance with Laws. Each of the Issuer and Elk Hills Power (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect, and (c) is in compliance in all material respects with its Organizational Documents. Each of the Issuer and Elk Hills Power has the limited liability company power and authority to own or hold under lease or easement the properties it purports to own or hold under lease or easement, to transact the business it transacts and proposes to transact, to execute and deliver the Note Documents to which it is a party, and to perform the provisions hereof and thereof.
5.3    Power; Authorization; Enforceable Obligations; No Conflicts. This Agreement, the Real Property Documents, the other Note Documents and the Material Project Documents to which each Issuer Party is a party have been, or prior to their execution will be, duly authorized by all necessary limited liability company action on the part of such Issuer Party, and this Agreement, each other Note Document, each Real Property Document and each Material Project Document to which such Issuer Party is a party constitutes, or upon execution and delivery thereof will constitute, a legal, valid and binding obligation of such Issuer Party, enforceable against such Issuer Party in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither any Issuer Party’s execution and delivery of any Note Document nor performance thereof, (i) is in conflict with or results in a breach of any such Person’s Organizational Documents, (ii) violates any other Legal Requirement applicable to or binding on such Person or any of its respective properties, except for any such violation of a Legal Requirement that could not reasonably be expected to have a Material Adverse Effect, (iii) is in conflict with or results in a breach of any material provision of any Material Project Document or any Real Property Document, but excluding any conflict or breach that could not reasonably be expected to have a Material Adverse Effect or (iv) is in conflict with or results in a breach of any material provision of any CRC Debt Agreement or the Sponsor Support Agreement. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (A) the execution, delivery or performance by, or enforcement against, the Issuer of this Agreement or any other Note Document to which any Issuer Party is a party or (B) the offer, sale or issuance of the Notes, in each case except (1) filings and recordings required in order to perfect or otherwise protect the security interests under the Security Documents, (2) any consents or approvals required in connection with a disposition of collateral or the exercise of remedies under the Note Documents, including compliance with federal and state securities laws in connection with any sale of any portion of the Collateral consisting of securities under such securities laws and (3) those consents, approvals, authorizations, registrations, declarations and filings that have been obtained or made on or prior to the date hereof.
5.4    Lines of Business; Equity Interests.
(a)    Elk Hills Power has not engaged in any business, except for (a) the acquisition, ownership, development, construction, financing, operation and maintenance of the Project and (b) those businesses that are reasonably related thereto or reasonable extensions thereof. The Issuer has not engaged in any business, except for owning 100% of the Equity Interest of Elk Hills Power, entry into and performance of the Loan Documents and those businesses that are reasonably related thereto or reasonable extensions thereof.
(b)    Holdings owns 100% of the Equity Interests of the Issuer. Other than with respect to the Issuer, Holdings has no Subsidiaries and owns no Equity Interests in any other Person. The Issuer owns 100% of the Equity Interests of Elk Hills Power. Other than with respect to Elk Hills Power, the Issuer has no Subsidiaries and owns no Equity Interests in any other Person. Elk Hills Power has no Subsidiaries and owns no Equity Interests in any other Person.
5.5    Litigation. Except as set forth on Schedule 5.5, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Issuer, threatened in writing against any of the Issuer Parties or against or in respect of the Issuer Parties’ respective Properties that seeks to impair, restrain prohibit or invalidate the transactions contemplated by the Note Documents or that otherwise could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
5.6    Financial Statements. The Issuer has delivered to the Collateral Agent (for distribution to the holders) copies of the financial statements as required by Section 4.7. All such financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of CRC and its Subsidiaries, including the Issuer Parties, on a consolidated basis as of the date thereof and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto.
5.7    Ownership of Property, Liens. Elk Hills Power (a) holds and will maintain, good, marketable and fee simple title to, or valid leasehold or easement or sub-easement interests in, all Project Properties, including the Mortgaged Properties (other than appurtenant easements with respect to transmission and gathering lines, with respect to which it holds and will maintain in all material respects, good, marketable and fee simple title to, or valid leasehold or easement or sub-easement interests in), subject only to Permitted Liens, (b) has good and lawful right to mortgage, assign, transfer and convey all Mortgaged Property and (c) has not agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien, in each case other than Permitted Liens. The Mortgaged Property subject to the Ground Leases and the Easement collectively contains all of the rights, interest and property necessary to operate the Project as contemplated by the Sponsor Support Agreement and the Material Project Documents. Elk Hills Power has not received any written notice of, nor does it have any knowledge of, any pending or threatened condemnation proceeding affecting the Project Properties including the Mortgaged

Property or any sale or disposition thereof in lieu of condemnation. As of the Closing Date, all Project Properties are listed on Schedule 1.1B.
5.8    Taxes. All Material Tax returns required to have been filed by or with respect to the Issuer and Elk Hills Power have been filed and all such Tax returns are accurate and complete in all material respects. All Taxes due and payable by or with respect to the Issuer and Elk Hills Power have been paid (other than any such Taxes the nonpayment of which would be permitted by Section 9.1). There are no Material Liens for Taxes against any assets or properties of the Issuer or Elk Hills Power, other than Liens for any Taxes contested in accordance with Section 9.1. As of the Closing Date, no Tax return of the Issuer is under material audit or examination by any Governmental Authority, and no written notice of any audit or examination or any assertion of any claim for any material amount of Taxes against the Issuer or Elk Hills Power has been given or made by any Governmental Authority. Neither the Issuer nor Elk Hills Power is party to any Tax sharing agreement (except in the case of a contract entered into in the ordinary course of business not related primarily to Taxes). Each of the Issuer and Elk Hills Power is and has since formation been classified as either a partnership or an entity disregarded as separate from its owner for U.S. federal income Tax purposes.
5.9    Applicable Permits.
(a)    Part A of Schedule 5.9 constitutes a complete and accurate list of all material Applicable Permits.
(b)    Except in each case as could not reasonably be expected to have a Material Adverse Effect, each Applicable Permit has been issued to Elk Hills Power, is in full force and effect and is not subject to appeal (and all applicable appeal periods have expired or terminated) and is not subject to any proceedings or to any unsatisfied conditions (required to be satisfied as of the date this representation and warranty is made) that could reasonably be expected to allow any material modification, suspension or revocation of such Applicable Permit.
(c)    Elks Hills Power is in compliance in all material respects with all Applicable Permits.
(d)    Other than as described in Part B of Schedule 5.9, no material action, suit, investigation or proceeding (including administrative or judicial appeal, or modification) at law or in equity or by or on behalf of any Governmental Authority or in arbitration has been served in writing against Elk Hills Power alleging any failure to comply with any Applicable Permit. There is no event or circumstance that could reasonably be expected to materially and adversely affect the Elk Hills Power’s ability to timely renew or replace each Applicable Permit, or obtain each new Applicable Permit required in the future, without material cost, difficulty or delay prior to such time, if any, as such renewal or replacement or new Applicable Permit will be required.
5.10    Material Project Documents.
(a)    Correct and complete copies of the Sponsor Support Agreement and all Material Project Documents in effect on the Closing Date, all other agreements entered into by any Issuer Party that would constitute an Additional Project Document (but for the fact that such agreement is in effect on the Closing Date) and all Real Property Documents have been delivered to the Collateral Agent (or its representative) by the Issuer. Except as has been previously disclosed in writing to the Collateral Agent or the Purchasers (or their representatives) as of the Closing Date and thereafter to the extent required pursuant to this Agreement, none of the Sponsor Support Agreement, the Material Project Documents or the Real Property Documents have been amended, modified or terminated in any material respect. The Sponsor Support Agreement, each Material Project Document and each Real Property Document is in full force and effect and neither Elk Hills Power nor, to the Issuer’s knowledge (except with respect to the Sponsor Support Agreement), any other party thereto, is in material breach or default thereunder.
(b)    As of the Closing Date, the rights granted to Elk Hills Power pursuant to the Sponsor Support Agreement, the Material Project Documents and the Real Property Documents are sufficient in all material respects to enable the Project to be located, operated and routinely maintained in all material respects as contemplated by the Operative Documents.
5.11    Federal Reserve Regulations. No part of the proceeds of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Issuer in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of said Board (12 CFR 220). Margin stock does not constitute more than 0% of the value of the assets of the Issuer and the Issuer does not have any present intention that margin stock will constitute more than 0% of the value of such assets. As used in this Section 5.11, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
5.12    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No Lien against any of the Issuer Parties under Section 4068 of ERISA or Section 430(k) of the Code in favor of the PBGC, any Pension Plan or any Multiemployer Plan currently exists or could reasonably be expected to be incurred. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan by an amount that could reasonably be expected to result in a Material Adverse Effect. No Issuer Party sponsors, maintains or contributes to any Pension Plan, Multiemployer Plan, or Foreign Plan. No Issuer Party is, or could reasonably be expected to be, subject to any liability (i) under Title IV of ERISA with respect to any Pension Plan (other than required premium payments) or Multiemployer Plan or (ii) under other applicable law with respect to any Foreign Plan, including in either case, relating to an ERISA Affiliate, except in each case as would not reasonably be expected to result in a Material Adverse Effect.
5.13    Investment Company Act. Neither the Issuer not Elk Hills Power is subject to regulation under, or an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940 (the “Investment Company Act”).

5.14    Energy Regulatory Status.
(a)    Neither the Issuer, nor Elk Hills Power is subject to, or not exempt from, regulation under PUHCA as an “electric utility company” or a “holding company” (except, (i) with respect to Elk Hills Power, as an electric utility company that is a QF and (ii) with respect to the Issuer, as a holding company solely with respect to its ownership of a QF).
(b)    The Project does not include any facilities for the generation, transmission, or distribution of electricity, nor the distribution of natural gas, except for the Elk Hills Plant (which, for purposes of this Section 5.14, shall include the 2C twelve inch natural gas fuel line connected to the Elk Hills Plant and the Buttonwillow electric transmission and distribution system). For avoidance of doubt, natural gas processing and gathering shall not be deemed as the distribution of gas hereunder. Elk Hills Power is certified as a QF and is in compliance with and is not in violation of the requirements of FERC thereunder, including the requirements of 18 C.F.R. Part 292 Subpart F. The Elk Hills Plant’s QF status was the subject of a petition for waiver that was filed with FERC in Docket Nos. EL18-28 and QF12-252, which petition was granted by FERC. Apart from such petition, the status of the Elk Hills Plant as a QF is not the subject of any pending or, to the knowledge of the Issuer or Elk Hills Power, threatened, judicial or administrative proceeding to revoke or modify such status. Elk Hills Power holds all of the exemptions from regulation that are set forth in 18 C.F.R. Part 292 Subpart F, except for exemption from Sections 205 and 206 of the FPA. Elk Hills Power holds MBR Authority and is in compliance with and is not in violation of the requirements of FERC thereunder. Such MBR Authority is not the subject of any pending or, to the knowledge of the Issuer or Elk Hills Power, threatened, proceeding by or before FERC to revoke or modify such authority. Elk Hills Power is not the subject(s) of any actual, pending, or threatened complaint, notice, proceeding or investigation under 18 C.F.R. Part 1b or Part 1c.
(c)    None of the Purchasers, the Collateral Agent or any “affiliate” (as that term is defined in Section 1262(1) of PUHCA) of such Persons will, solely as a result of Elk Hills Power’s ownership and operation of the Project, Elk Hills Power’s sale of energy, capacity or ancillary services therefrom, Elk Hills Power’s provision of natural gas processing and related services from the Project, the issuing of the Notes hereunder (or the use of proceeds thereof), the entering into of the Note Documents or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under the FPA, NGA or PUHCA as an “electric utility company”, “gas utility company”, “holding company”, or “natural gas company” under PUHCA or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities, gas utilities, and natural gas companies, except that upon the exercise of certain remedies as provided for under the Note Documents that results in the direct or indirect ownership, operation or control by any Secured Party or any of its successors or assigns or its affiliates of Elk Hills Power or the Project or the sales of power therefrom, a Secured Party or its affiliate may be subject to regulation under the FPA, NGA or PUHCA.
5.15    Environmental Matters. Except for such matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or that are identified on Schedule 5.15:

(a)    Each of the Issuer and Elk Hills Power is and has since January 1, 2017 been in compliance with all, and has no liability (contingent or otherwise) under any, Environmental Laws (including with respect to the existing contamination by Materials of Environmental Concern at, on, under, and around the Project Properties), and neither the Issuer nor Elk Hills Power has received any notice, report, or other information of any, and, to the knowledge of the Issuer there is no, violation of, non-compliance with, or liability (contingent or otherwise) under any Environmental Laws with regard to any of the Project Properties or the Project;
(b)    (i) to the knowledge of the Issuer or Elk Hills Power, Materials of Environmental Concern have not been transported to or from or disposed of from the Project Properties in violation of, or in a manner or to a location that could give rise to liability (contingent or otherwise) under, any Environmental Law, and (ii) Materials of Environmental Concern have not been generated, treated, stored, transported, handled, disposed of, arranged for disposal, Released, or exposed to any Person by Elk Hills Power or, to the knowledge of the Issuer or Elk Hills Power, at, on or under any of the Project Properties or the Project, in violation of, or so as to give rise to liability (contingent or otherwise) under, any Environmental Law;
(c)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Issuer, threatened under any Environmental Law to which the Issuer or Elk Hills Power is or is expected to be named as a party or with respect to the Project Properties or the Project, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to Issuer, Elk Hills Power, the Project Properties or the Project; and
(d)    none of the Project Properties or the Project is subject to any Lien, other than Permitted Liens, imposed pursuant to Environmental Laws.
5.16    Disclosure.
(a)    As of the Closing Date, no statement or information contained in this Agreement, any other Note Document or any other written report, document, certificate or written statement furnished by or on behalf of the Issuer or Elk Hills Power or, to the Issuer’s knowledge, at the request of the Issuer or Elk Hills Power to any Purchaser, the Collateral Agent any other Secured Party, for use in connection with the transactions contemplated by this Agreement or the other Note Documents, taken as a whole, when furnished, contained as of the date such statement, information, report, document or certificate was so furnished (taking into account any updated or supplemental information), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances in which such statements were made; provided, however, that no representation or warranty is made under this Section 5.16(a) with respect to any projections or other forward looking statements provided by or on behalf of the Issuer (including the Annual Operating Budget).
(b)    As of the Closing Date, the Issuer has prepared the Annual Operating Budget in good faith on the basis of assumptions believed by the Issuer to be reasonable in light of the conditions existing at the time of delivery, it being recognized by the Purchasers that such information as it relates to future events is not to be viewed as fact or a guarantee of financial performance, and that actual results during the period or periods covered by such information may differ from the projected results set forth therein by a material amount.
5.17    Security Documents.
(a)    The Security Agreement and the Pledge Agreement are each effective to grant to the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Collateral purported to be covered thereby (subject only to Permitted Liens). The security interests granted to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Security Documents in the Collateral consisting of personal property subject to the UCC will be perfected (i) with respect to any property that can be perfected by filing under the UCC, upon the filing of UCC financing statements specified in Part A of Schedule 5.17 hereto in the filing offices identified in Part A of Schedule 5.17 hereto, (ii) with respect to the Pledged Collateral described in each of the Security Agreement and the Pledge Agreement consisting of certificated securities or instruments, upon delivery to the Collateral Agent of any certificates evidencing the certificated securities and any instruments required to be delivered pursuant to the Pledge Agreement, duly endorsed or accompanied by duly executed stock powers or other instruments or transfer and (iii) with respect to any property (if any) that can be perfected solely by possession, upon the Collateral Agent receiving possession thereof. To the extent required by the Security Documents, the Issuer Parties have delivered or caused to be delivered, or provided control of, to the Collateral Agent, all Collateral in respect of which perfection of the Lien described above may be obtained by control, and in each case such security interest will be, as to Collateral perfected under the UCC, first priority, in each case subject only to Permitted Liens.
(b)    The Mortgage is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first-priority Lien of record on the Mortgaged Properties described therein and the proceeds thereof and, when the Mortgage is filed in the office specified on Part B of Schedule 5.17, the Mortgage shall constitute a perfected, first-priority Lien on, and security interest in, all right, title and interest of Elk Hills Power in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the Mortgage) in favor of the Collateral Agent for the benefit of the Secured Parties, in each case, prior and superior in right to any other Person except Permitted Liens. Schedule 1.1D lists, as of the Closing Date, each material Real Property Document.
5.18    Solvency. On the Closing Date, the Issuer Parties are, and after giving effect to the transactions contemplated by this Agreement, the incurrence of Indebtedness in connection therewith and the use of proceeds of such Indebtedness, will be Solvent.
5.19    Indebtedness. Neither the Issuer nor Elk Hills Power has any outstanding Indebtedness or other liabilities other than pursuant to or allowed by the Note Documents.
5.20    Insurance. Each of the Issuer and Elk Hills Power maintains the insurance required to be maintained by it in accordance in all material respects with the Insurance Program and such insurance is in full force and effect, all premiums due thereon have been paid and, except with respect to policies that have been replaced with other policies in accordance with this Agreement, no written notice from any insurer or its representative as to any cancellation or reduction or other change in coverage has been received by the Issuer or Elk Hills Power, as applicable.
5.21    USA PATRIOT Act. Neither the Issuer nor Elk Hills Power is in violation in any material respect of any United States Legal Requirement relating to terrorism, sanctions or money laundering, including the United States Executive Order No. 13224 on Terrorist Financing and the USA PATRIOT Act.
5.22    Sanctions, Anti-Corruption Laws, Etc. None of the Issuer Parties (i) is a Sanctioned Person or is operating, organized or resident in a Sanctioned Country, (ii) has any commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person in violation of any applicable Legal Requirement, (iii) is in violation, in any material respect, of Anti-Money Laundering Laws or Anti-Corruption Laws, (iv) has made any unlawful offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or knowingly indirectly, to any Person, including any “foreign official” (as such term is defined in the FCPA), to obtain or retain business, to direct business to any Issuer Party or to any other Person, to influence any act or decision of any such “foreign official” in his or her official capacity, in each case in connection in any way with this Agreement or any other Operative Document and in violation of any Anti-Corruption Laws or (v) is the subject of any action or investigation by any Governmental Authority under any Sanctions or Anti-Money Laundering Laws.
5.23    Intellectual Property. Each Issuer Party owns, or is licensed or has rights to use, all material Intellectual Property currently used in its business as currently conducted. No Issuer Party has received from any third party a claim in writing that it is infringing in any material respect the Intellectual Property of such third party. The use of Intellectual Property by each Issuer Party does not infringe on the rights of any Person in any material respect.
5.24    Financial Advisors. No Issuer Party has retained any broker, finder or financial advisor in connection with the transactions contemplated by the Note Documents, except as set forth on Schedule 5.24. Neither the Issuer nor any Affiliate of the Issuer has taken any action, the effect of which would be to cause any holder of a Note to be liable for any brokers’, finders’ or agents fees or commissions or cost of any nature or kind claimed by or on behalf of brokers, finders or agents in respect of the transactions contemplated by the Note Documents, except, for the avoidance of doubt, with respect to costs due to the Persons identified on Schedule 5.24.
5.25    No Material Adverse Effect. As of the Closing Date, no event or circumstance that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
5.26    No Default. No Default or Event of Default has occurred and is continuing.
5.27    Land Not in a Special Flood Hazard Zone. None of the Collateral or the Improved Project Properties including the Mortgaged Property includes improved real property that is or will be located in an area that has been identified by the Director of the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available and is required under the National Flood Insurance Act of 1968, as amended.
SECTION 6. REPRESENTATIONS OF THE PURCHASERS.
6.1    Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Notes.
6.2    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not (and will not, throughout the holding of the Notes) exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    (i) the Source is either (A) an insurance company pooled separate account, within the meaning of PTE 90-1 and the conditions of PTE 90-1 are satisfied (and will continue to be satisfied throughout the holding of the Notes), or (B) a bank collective investment fund, within the meaning of the PTE 91-38 and the conditions of PTE 91-38 are satisfied (and will continue to be satisfied throughout the holding of the Notes), and, (ii) no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns (or will own throughout the holding of the Notes) more than 10% of all assets allocated to such insurance company pooled separate account or bank collective investment fund; or
(c)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14, as amended (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent (or will represent throughout the holding of the Notes) more than 20% of the total client assets managed by such QPAM, the conditions of Parts I(a), I(c) and (g) of the QPAM Exemption are satisfied and neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Issuer that would cause the QPAM and the Issuer to be “related” within the meaning of Part VI(h) of the QPAM Exemption; or
(d)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns (or will throughout the holding of the Notes own) a 10% or more interest in the Issuer and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Issuer in writing pursuant to this clause (d) prior to the applicable Closing Date; or
(e)    the Source is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and the acquisition and holding of the Notes will not give rise to a violation of any state, local or other law that is similar to Section 406 of ERISA or Section 4975 of the Code; or
(f)    the Source does not include “plan assets” within the meaning of the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
(g)    As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
SECTION 7.INFORMATION AS TO COMPANY
7.1    Financial and Business Information. The Issuer Parties shall deliver to the Collateral Agent (for distribution to the holders):
(a)    Quarterly Statements. Within sixty (60) days after the end of the first three quarterly fiscal periods in each fiscal year of CRC commencing with the first such quarterly period that ends after the Closing, copies of:
(i)    The consolidated unaudited balance sheets of CRC as at the end of such quarter, and
(ii)    the related consolidated unaudited statements of income and of cash flows of CRC for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, from and after the Closing Date, in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Responsible Officer of the Issuer as fairly presenting, in all material respects, the financial position and results of operations of the Issuer (subject to normal year-end audit adjustments and lack of footnotes).
(b)    Annual Statements. Within ninety (90) days after the end of each fiscal year of CRC, copies of:
(i)    the consolidated audited balance sheet of CRC as at the end of such year, and
(ii)    the related consolidated audited statements of income and cash flows of CRC for such year, setting forth, from and after the Closing Date, in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based (other than with respect to, or resulting from (x) the occurrence of an upcoming maturity date of any Indebtedness or (y) any prospective or actual default of any financial performance covenants in the CRC Debt Agreements)) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances.
(c)    CRC Financial Statements. Concurrently with the deliveries required thereby, copies of all financial statements and information required to be delivered by CRC pursuant to Sections 9.1(a)-(e), (j), (k), (n), (q) and (r) of the CRC Debt Agreements, or any analogous provision therein.
(d)    Notice of Default or Event of Default. Promptly, and in any event within five (5) days after a Responsible Officer acquires knowledge of (i) of the existence of any Default or Event of Default, (ii) the existence of any event of default pursuant to any CRC Debt Agreement or (iii) that any Person has given any notice or taken any action with respect to a claimed default hereunder or under any CRC Debt Agreement, a written notice specifying the nature and period of existence thereof and what action the Issuer is taking or proposes to take with respect thereto.
(e)    Event of Loss; Dispositions. Promptly, and in any event within ten (10) Business Days after a Responsible Officer acquires knowledge thereof, notice of the occurrence of (i) any Event of Loss (without taking into account clauses (a) or (b) of the definition of Event of Loss), in each case, whether or not insured and involving a probable loss of $7,500,000 or more individually or $30,000,000 or more in the aggregate or (ii) any Disposition of Property of the Issuer giving rise, individually or in the aggregate, to proceeds in excess of $5,000,000; provided that the Issuer shall promptly, in each case if requested in writing by the Required Holders, provide a statement of a Responsible Officer of the Issuer setting forth details of the occurrence referred to therein and stating what action the relevant Issuer Party proposes to take with respect thereto.
(f)    Employee Benefits Matters. Promptly, and in any event within ten (10) Business Days after a Responsible Officer of Issuer acquires knowledge thereof, notice of the occurrence of the following events: (i) the occurrence of any ERISA Event that could reasonably be expected to result in a material liability to any of the Issuer Parties, specifying the nature thereof, what action the Issuer Party or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, the PBGC or other Governmental Authority with respect thereto; or (ii) the creation of any Lien under Section 4068 of ERISA or Section 430(k) of the Code on any assets of any of the Issuer Parties or any ERISA Affiliates in favor of the PBGC, a Pension Plan or any Multiemployer Plan; provided that the Issuer Party shall promptly, if requested in writing by a Purchaser or holder of a Note that is an Institutional Investor, by a statement of a Responsible Officer of the Issuer setting forth details of the occurrence referred to therein and stating what action the relevant Issuer Party proposes to take with respect thereto.
(g)    Material Adverse Effect. Promptly, and in any event within five (5) Business Days after acquiring knowledge thereof, notice of the occurrence of any event or condition that has had or, based on Issuer’s knowledge, would reasonably be expected to have a Material Adverse Effect accompanied by a statement of a Responsible Officer of the Issuer setting forth details of the occurrence referred to therein and stating what action the relevant Issuer Party proposes to take with respect thereto.
(h)    Sponsor Support Agreement; Material Project Documents; Real Property Documents. Promptly, and in any event within five (5) Business Days after acquiring knowledge thereof, notice of (i) any termination or material amendment, modification or waiver of the Sponsor Support Agreement, any Material Project Document or any Real Property Document, (ii) any material breach or material default under the Sponsor Support Agreement, any Material Project Document or any Real Property Document, or (iii) any event of force majeure asserted under the Sponsor Support Agreement or any Material Project Document accompanied by a statement of a Responsible Officer of the Issuer setting forth details of the occurrence referred to therein and stating what action the relevant Issuer Party proposes to take with respect thereto.
(i)    Quarterly Operating Report. Within thirty (30) days after the end of the first three fiscal periods in each fiscal year or forty five (45) days after the end of each fiscal year, a quarterly operating report for the immediately preceding fiscal quarter, in the form of Exhibit 7.1(i) or such other form reasonably acceptable to the Required Holders (in consultation with the Independent Engineer, if any).
(j)    Requested Information. With reasonable promptness, such other data and information relating to the material business, operations, affairs, financial condition, assets or properties of the Issuer Parties or relating to the material ability of any Issuer Party to perform its obligations hereunder or under any other Note Document as from time to time may be reasonably requested in writing by the Required Holders.

(k)    Material Litigation. Promptly, and in any event within five (5) Business Days after a Responsible Officer acquires knowledge thereof, notice of the commencement of any litigation or proceeding (or any written threat or written notice of the intention of any Person to file or commence any litigation or proceeding), including any litigation or proceeding under Environmental Laws and any administrative or judicial proceeding relating to Taxes, involving any Issuer Party or the Project, to the extent any such litigation or proceeding (i) relates to the Project and seeks to challenge or invalidate any Applicable Permit, (ii) could reasonably be expected to have a Material Adverse Effect, (iii) seeks injunctive or similar relief, (iv) relates to any Note Document, (v) relates to any Material Project Document or Real Property Document and (vi) involving claims against it or the Project in excess of $7,500,000; provided that the Issuer shall promptly, if requested in writing by the Required Holders, provide a statement of a Responsible Officer of the Issuer setting forth details of the occurrence referred to therein and stating what action the relevant Issuer Party proposes to take with respect thereto, but shall not be required to disclose any document or information that is subject to attorney-client or similar privilege or constitutes attorney work-product.
(l)    Forced Outage. Promptly after acquiring knowledge thereof, notice of any forced outage not permitted by the terms of the Offtake Agreements lasting for more than ten (10) days with respect to the Elk Hills Plant; provided that the Issuer shall promptly, if requested in writing by a Purchaser or holder of a Note that is an Institutional Investor, by a statement of a Responsible Officer of the Issuer setting forth details of the occurrence referred to therein and stating what action the Issuer proposes to take with respect thereto.
(m)    KYC. With reasonable promptness, such additional documentation and other information as any Purchaser or the Collateral Agent may from time to time reasonably request which is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
7.2    Officer’s Certificate. Each set of financial statements delivered to the Collateral Agent pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Responsible Officer of the Issuer certifying that such Responsible Officer of the Issuer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Issuer Parties from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of any Issuer Party to be in material compliance with any Environmental Law), specifying the nature and period of existence thereof and what action the Issuer Parties shall have taken or propose to take with respect thereto.
7.3    Visitation. The Issuer shall, and shall cause Elk Hills Power to, permit the representatives of the Required Holders:
(a)    if no Default or Event of Default then exists, at the expense of such Purchaser or holder, subject to the Elk Hill Power’s on-site safety requirements and upon at least fifteen (15) days prior notice to the Issuer Parties, to visit the Project and the principal executive office of the Issuer, to examine books of account, records, reports and other papers and to discuss the affairs, finances and accounts of the relevant Issuer Party with relevant Issuer Party’s officers, and (with the consent of the Issuer, which consent will not be unreasonably withheld) its independent public accountants, all at such reasonable times and without undue disturbance to the relevant Issuer Party’s commercial operations and during normal business hours and as often as may be reasonably requested in writing; provided, that, so long as no Default or Event of Default has occurred and is continuing, no representative of the Required Holders may make any such visit more frequently than once per calendar year; provided, further, that the relevant Issuer Party shall have the right to keep confidential from such persons any information (i) that the Issuer reasonably believes to be in the nature of trade secrets or (ii) the disclosure of which the Issuer in good faith reasonably believes could violate an obligation of confidentiality required by law or by agreement with a third party; and
(b)    if a Default or Event of Default then exists, at the expense of the Issuer to visit and inspect any of the offices or properties of the relevant Issuer Party, to examine all its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with its officers and independent public accountants (and by this provision the Issuer authorizes said accountants to discuss the affairs, finances and accounts of the relevant Issuer Party), all at such times and as often as may be requested; provided, that the Issuer shall have the right to keep confidential from such persons any information (i) that the Issuer reasonably believes to be in the nature of trade secrets or (ii) the disclosure of which the Issuer in good faith reasonably believes could violate an obligation of confidentiality required by law or by agreement with a third party.
7.4    Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Issuer Parties pursuant to Section 7.1 and Section 7.2 shall be deemed to have been delivered if such Issuer Party satisfies any of the following requirements with respect thereto:
(a)    such financial statements satisfying the requirements of Section 7.1(a), Section 7.1(b) or Section 7.1(c), related Officer’s Certificate(s) satisfying the requirements of Section 7.2 or any other information required under Section 7.1 are, in each case, (i) filed with the SEC via EDGAR or otherwise publicly available on a freely accessible page on CRC’s website or (ii) delivered to the Collateral Agent by e-mail in accordance with Section 18; provided that the Issuer shall, at the request of the Collateral Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Collateral Agent; or
(b)    such financial statements satisfying the requirements of Section 7.1(a), Section 7.1(b) or Section 7.1(c), related Officer’s Certificate(s) satisfying the requirements of Section 7.2 or any other information required under Section 7.1 are, in each case, timely posted by or on behalf of the Issuer on IntraLinks or on any other similar website to which the Collateral Agent and each holder of Notes has free access; provided, however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided, further, the Issuer shall have given the Collateral Agent prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided, further, that upon the reasonable request of the

Collateral Agent or any holder to receive paper copies of such financial statements and Officer’s Certificates or to receive them by e-mail, the Issuer will promptly e-mail them or deliver such paper copies, as the case may be, to the Collateral Agent or such holder, as applicable.
SECTION 8.PAYMENT AND PREPAYMENT OF THE NOTES.
8.1    Required Payments; Maturity.
(a)    Interest (computed on the basis of a 360-day year of twelve 30 day months for the actual days elapsed) shall accrue on the aggregate unpaid principal amount of the Notes at the rate (subject to Section 9.15(d)) of (i) 6.00% per annum from October 27, 2020 until October 26, 2024, (ii) 7.00% per annum from October 27, 2024 until October 26, 2025 and (iii) 8.00% per annum from and after October 27, 2025, and shall in each case be payable monthly in arrears on each Payment Date and on the Maturity Date, until the principal of the Notes shall have become due and payable; provided, that to the extent permitted by Governmental Rules, (x) at all times during which an Event of Default has occurred and is continuing (including as a result of commencement of an insolvency proceeding with respect to any Issuer Party), the aggregate unpaid principal balance of the Notes and (y) any overdue payment of interest with respect to the Note shall, in each case, bear interest at a rate that is 2.00% per annum above the rate of interest stated above (the “Default Rate”), payable monthly as aforesaid.
(b)    Interest on each Note shall accrue from and including the date of issuance to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Note that is repaid on the same date on which it is made shall bear interest for one day. For the avoidance of doubt, interest payable on the Payment Date that occurs on November 30, 2020 shall include all accrued and unpaid interest as of such date, including for the avoidance of doubt all unpaid interest that accrued from the Closing Date until November 1, 2020.
(c)     Each Note shall mature and all outstanding principal and accrued interest shall be payable on the Maturity Date.
8.2    Prepayments.
(a)    Mandatory Prepayments. The Issuer shall prepay the principal amount of the Notes, at par and without penalty or premium, in the principal amounts and upon the occurrence of the events set forth below:
(i)    If on any date the Issuer, or any other Person on behalf of the Issuer, shall receive,
(A)    Net Available Amounts of Disposition Proceeds from any Disposition (other than a Disposition pursuant to Section 10.7(a), 10.7(b), 10.7(c)(i), 10.7(d), 10.7(e), or 10.7(f)), and the Issuer has not submitted a Reinvestment Notice to the Collateral Agent (subject, in the case of a Disposition of any material portion of the property or assets of the Issuer or the Project, to the approval of the Collateral Agent acting at the direction of the Required Holders) within ten (10) Business Days of receipt of such Net Available Amounts, or

(B)    Net Available Amounts of Loss Proceeds from any Major Loss, and the Issuer has not submitted a Reinvestment Plan within sixty (60) days of receipt of such Net Available Amounts of Loss Proceeds or such Reinvestment Plan has not been approved by the Collateral Agent acting at the direction of the Required Holders (provided that in the case of a Reinvestment Plan submitted in respect of a Major Loss from which the Net Available Amounts of Loss Proceeds in respect of such Event of Loss do not exceed seventy five million dollars ($75,000,000), the holders’ approval of such Reinvestment Plan shall not be unreasonably withheld, conditioned or delayed), such Net Available Amounts shall be applied to the prepayment of the Notes; provided that, notwithstanding the foregoing, (i) to the extent that (x) the aggregate Net Available Amounts of Disposition Proceeds in respect of Dispositions of the Issuer Parties do not exceed $2,500,000 in any fiscal year or $5,000,000 in the aggregate or (y) the aggregate Net Available Amounts of Loss Proceeds in respect of an Event of Loss do not exceed $30,000,000, then, in each case, such Net Available Amounts under such threshold shall not be required to be applied to the prepayment of the Notes pursuant to this Section 8.2(a) and the Issuer Parties may reinvest such Net Available Amounts without delivering a Reinvestment Notice or Reinvestment Plan, as applicable, pursuant to this Section 8.2(a) (notwithstanding, for the avoidance of doubt, the prepayment obligations of this Section 8.2(a)) so long as the Issuer notifies the Collateral Agent of such amounts and deposits such amounts in a Collateral Account and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Notes as set forth in this Section 8.2(a)(i).
(ii)    Promptly following a Change of Control, the Issuer shall prepay the entire principal amount outstanding under all of the Notes, together with accrued interest on such principal amount to the date of such prepayment.
(iii)    Promptly upon the incurrence by the Issuer of any Indebtedness (other than Permitted Indebtedness), the Issuer shall prepay the principal amount of the Notes, together with accrued interest on such principal amount to the date of such prepayment, in an amount equal to 100% of the proceeds of such Indebtedness.
(b)    The Issuer shall give the Collateral Agent a written notice of such mandatory prepayment required to be made under this Section 8.2(a) not less than five (5) Business Days and not more than ten (10) Business Days prior to the date fixed for such prepayment. Each such notice shall specify (i) in reasonable detail, the events giving rise to such prepayment, (ii) the prepayment date (which shall be a Business Day) and (iii) the aggregate principal amount of the Notes to be prepaid on such date, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. The Collateral Agent will promptly notify each holder holding Notes of the contents of such notice and of such holder’s pro rata share of the mandatory prepayment. At any time after receipt of such notice but prior to 5:00 p.m. (New York City time) three (3) Business Days prior to the date any such mandatory prepayment pursuant to Section 8.2(a) is to be made, any holder may decline any such mandatory prepayment by providing written notice (each, a “Rejection Notice”) to the Issuer and the Collateral Agent. If a holder fails to deliver a Rejection Notice to the Issuer and the Collateral Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Notes. The holders who have not so declined such mandatory prepayment or who have been deemed to accept such mandatory prepayment shall be paid in accordance with Section 8.4 and if any prepayment amount shall have been declined: (i) such amount shall be re-offered, on a pro rata basis, to the holders who did not decline the first prepayment offer; (ii) any holders accepting such second prepayment offer by providing written notice to the Issuer and Collateral Agent prior to 5:00 p.m. (New York City time) one (1) Business Day prior to the date of such mandatory prepayment shall be paid the additional amount it accepted pursuant to the second prepayment offer in accordance with Section 8.4; and (iii) any remaining prepayment amount shall be deposited into a Collateral Account. Except with respect to the second prepayment offer (if any) referred to in the immediately preceding sentence, the Issuer shall have no further obligation to any holder who so declines such mandatory prepayment to make any future mandatory prepayments as a result of the event or occurrence that gave rise to the initial mandatory prepayment obligation.
(c)    Optional Prepayments. The Issuer may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 (and in multiples of $500,000) in the case of a partial prepayment, at 100% of the principal amount so prepaid, any accrued interest with respect to such principal amount. The Issuer will give the Collateral Agent written notice of each optional prepayment under this Section 8.2 not less than five (5) days and not more than sixty (60) days prior to the date fixed for such prepayment (which notice may state that it is conditioned upon the effectiveness of another credit facility or other agreement or transaction providing the source of funds for such optional prepayment, in which case such notice may be revoked by the Issuer by providing written notice to the Collateral Agent at least one (1) Business Day prior to the proposed date of the optional prepayment if one or more of such conditions is not satisfied), unless the Issuer and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify (i) such date (which shall be a Business Day), (ii) the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4) and (iii) the interest to be paid on the prepayment date with respect to such principal amount being prepaid.
8.3    Application of Payments. Each prepayment pursuant to Section 8.2 shall be applied first, to any amounts owing pursuant to Sections 15.1, second, to any amounts owing pursuant to Sections 15.2, third, to accrued and unpaid interest to the date of such prepayment and fourth, to reduce the outstanding principal amount of the Notes.
8.4    Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated ratably among all of the Notes at such time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment; provided that any holder of a Note who declines such partial prepayment in accordance with Section 8.2 shall not be considered in such allocation.
8.5    Maturity; Surrender. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Issuer shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Issuer and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
8.6    Purchase of Notes. The Issuer will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes. The Issuer will promptly cancel all Notes acquired by it, any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
SECTION 9.AFFIRMATIVE COVENANTS.
From the date of this Agreement, so long as any of the Notes are outstanding, the Issuer covenants that:
9.1    Payment of Taxes. The Issuer shall file, or cause to be filed, all Material Tax returns required to be filed by the Issuer and Elk Hills Power in any jurisdiction and will pay and discharge all Material Taxes shown to be due and payable on such returns and all other Material Taxes imposed on it or any of its properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Issuer; provided that the Issuer need not pay any such Taxes to the extent that the amount, applicability or validity thereof is contested by the Issuer on a timely basis in good faith and in appropriate proceedings, and the Issuer has established adequate reserves therefor in accordance with GAAP on the books of the relevant Issuer Party.
9.2    Maintenance of Existence. Except as otherwise expressly permitted under this Agreement, the Issuer shall, and shall cause Elk Hills Power to, (a) preserve and keep in full force and effect its organizational existence and (b) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, take all reasonable actions to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.
9.3    Insurance. The Issuer shall, and shall cause Elk Hills Power to, obtain and maintain, or will cause others to obtain and maintain on its behalf, the insurance required to be maintained pursuant to the Insurance Program.
9.4    Compliance with Laws. The Issuer shall, and shall cause Elk Hills Power to, comply with all Legal Requirements applicable to the Issuer, Elk Hills Power or the Project, except to the extent failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Issuer and Elk Hills Power may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of Legal Requirements.

9.5    Books and Records. The Issuer will, and will cause Elk Hills Power to, (i) maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Issuer and (ii) keep books, records and accounts, which, in reasonable detail, accurately reflect all transactions and dispositions of assets. Each of the Issuer and Elk Hills Power has devised a system of internal accounting controls sufficient to provide reasonable assurances that its books, records, and accounts accurately reflect all transactions and dispositions of assets and the Issuer will, and will cause Elk Hills Power to, continue to maintain such system.
9.6    Operation of Project; Maintenance of Property; Material Project Documents.
(a)    Except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer shall, and shall cause Elk Hills Power to, keep, operate and maintain or cause to be kept, operated and maintained, the Project and other property useful and necessary in the business of such Issuer Party in good working order and condition in accordance with Prudent Industry Practices, ordinary wear and tear excepted; provided that no Issuer Party shall be deemed to be in breach of this covenant solely as a result of any damage resulting from an event or circumstance (i) the occurrence of which was not within the reasonable control of or caused by the Issuer Parties or their Affiliates and (ii) the effects of which the Issuer Parties or their Affiliates could not have avoided by the exercise of due diligence and care.
(b)    Except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, the Issuer shall, and shall cause Elk Hills Power to, enforce its rights under each Material Project Document in accordance with its terms to the extent such Material Project Document is in full force and effect.
(c)    The Issuer shall, and shall cause Elk Hills Power to, enforce its rights under each Real Property Document in all material respects.
(d)    The Issuer shall, and shall cause Elk Hills Power to, enforce its rights under the Sponsor Support Agreement in accordance with its terms.
9.7    Environmental Laws. Except to the extent failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer shall, and shall cause Elk Hills Power to, (a) comply, and maintain, construct, own and operate the Project and the Project Properties in compliance, with all applicable Environmental Laws; and (b) conduct and complete all investigations, studies, sampling, monitoring, and testing, and all remedial, removal, restoration, cleanup, and other actions, required under applicable Environmental Laws (including in the event of any Release of Materials of Environmental Concern at, on, under, or from the Project or Project Properties).
9.8    Collateral; Further Assurances. The Issuer shall, and shall cause Elk Hills Power to, take, or cause to be taken all action required to maintain and preserve the Liens created by the Security Documents and the priority of such Liens (subject to Permitted Liens). From time to time, the Issuer shall, and shall cause Elk Hills Power to, (a) execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any memorandum of lease or other agreement, UCC financing statement or continuation statement, certificate of title or estoppel certificate) relating to the Obligations, stating the interest and charges then due and any known defaults, and (b) take such other steps as may be necessary to render fully valid and enforceable under all applicable laws the rights, Liens and priorities (subject to Permitted Liens) of the Collateral Agent with respect to all Collateral and other security (if any) from time to time furnished under this Agreement and the other Note Documents or intended to be so furnished, in each case in such form and at such times as shall be reasonably requested by the Collateral Agent (acting on behalf of and at the direction of the Required Holders) for such purposes, and pay all reasonable and documented fees and expenses (including reasonable and documented attorneys’ fees) incident to compliance with this Section 9.8.
9.9    Maintenance of Applicable Permits. Except to the extent failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer shall, and shall cause Elk Hills Power to, obtain, renew and keep in full force and effect, and comply with, all Applicable Permits. Each Issuer Party may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of, or non-compliance with, any Applicable Permits.
9.10    Energy Regulatory Status. The Issuer shall, and shall cause Elk Hills Power to, take all actions necessary to comply in all material respects with those requirements of FERC that apply to Elk Hills Power, to the Elk Hills Plant, to the maintenance of QF status in respect of the Elk Hills Plant, and to the preservation of all of the exemptions from regulation set forth in 18 C.F.R. Part 292 Subpart F, such that the Elk Hills Plant shall comply at all times with the requirements set forth in 18 C.F.R. § 292.205, in each case, to the extent such requirements are applicable as of the Closing Date and shall use commercially reasonable efforts to comply with any applicable successor regulations. The Issuer shall, and shall cause Elk Hills Power to, maintain in full force and effect Elk Hills Power’s MBR Authority without any “mitigation” (as that term is used under 18 C.F.R. § 35.38) to the extent such requirements are applicable as of the Closing Date and shall use commercially reasonable efforts to comply with any applicable successor regulations. The Issuer shall, and shall cause Elk Hills Power to, comply in all material respects with the electric reliability and other requirements applicable to Elk Hills Power and the Elk Hills Plant under 18 C.F.R. Part 40 to the extent such requirements are applicable as of the Closing Date and shall use commercially reasonable efforts to comply in all material respects with respect to any applicable successor regulations. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Issuer shall, and will cause Elk Hills Power to, not oppose, obstruct, or protest the maintenance of QF status by the Elk Hills Plant nor the sale of electricity by Elk Hills Power in any proceeding by or before the FERC that specifically concerns QF status of the Elk Hills Plant.
9.11    Additional Project Documents. Promptly after the entry by any Issuer Party into any Additional Project Document, the Issuer shall deliver a copy of such Additional Project Document to the Collateral Agent (for distribution to the holders).
9.12    Title.
(a)    The Issuer shall, and shall cause Elk Hills Power to, maintain good, valid and insurable title to, or valid leasehold interests or easements in the property or assets of the Issuer and Elk Hills Power that are necessary for the ownership, operation or maintenance of the Project or the distribution of electricity or steam, or gas processing services therefrom, except in each case where the failure to have such title, interests or easements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and shall at all times warrant and defend the title to such property against all claims that do not constitute Permitted Liens.
(b)    The Issuer shall, and shall cause Elk Hills Power to, use commercially reasonable efforts to obtain valid easement rights with respect to its transmission and gathering lines to the extent it does not own valid easement rights with respect to such lines.
9.13    Hazardous Substances. The Issuer shall, and shall cause Elk Hills Power to, prevent, remediate, investigate, monitor, mitigate or otherwise address any actual or threatened Release of or any exposure of any Person to any Materials of Environmental Concern, to the extent such Release or exposure has given rise or could give rise to a material violation by Issuer or a material liability of Issuer under any Environmental Law.
9.14    Collateral Accounts.
(a)    On or before the Closing Date, Elk Hills Power shall establish at least one Collateral Account, and thereafter maintain such Collateral Account.
(b)    Within forty-five (45) days following the Closing Date (or such later date as agreed by the Required Holders in their sole discretion), the Issuer shall establish a Collateral Account and thereafter maintain such Collateral Account.
(c)    The Issuer and Elk Hills Power shall deposit promptly after receipt thereof, and shall use commercially reasonable efforts to cause third parties that would otherwise make payments directly to the Issuer or Elk Hills Power to deposit, all amounts (including all Project Revenues) received by, or payable to, the Issuer or Elk Hills Power, as applicable, into a Collateral Account.
(d)    The Issuer shall, and shall cause Elk Hills Power to, ensure that any contract it enters into with a third party for the sale of any services or products to such third party, including any gas processing services, steam or electricity produced by or provided by Elk Hills Power, (i) is entered into by the Issuer and/or Elk Hills Power and that neither CRC nor any of its Subsidiaries (excluding the Issuer and Elk Hills Power) will be a party thereto and (ii) provides for the payment of all amounts in exchange for such services or products to be paid directly to the Issuer or Elk Hills Power, into a bank account of the Issuer or Elk Hills Power, as applicable, that is subject to a Control Agreement. The Issuer and Elk Hills Power agree that it is the intention that all Project Revenues or earnings generated by or using the Collateral shall be deposited into such a bank account and no back to back intercompany or other affiliate arrangements shall be permitted.
9.15    Plan of Subdivision; LTS Ground Lease; Ground Lease Amendment.
(a)    The Issuer shall, at its sole cost and expense, diligently pursue the approval of the Plan of Subdivision from all applicable Governmental Authorities (which Plan of Subdivision shall not be materially modified or amended without the prior written consent of the Collateral Agent, acting at the direction of the Required Holders), promptly respond to any inquiry from holders regarding the progress of the Plan of Subdivision and promptly notify the Collateral Agent in writing of any event or occurrence which could reasonably be expected to materially delay completion of the Plan of Subdivision according to its terms.
(b)    Promptly following approval of the Plan of Subdivision by all applicable Governmental Authorities, the Issuer and Elk Hills Power shall enter into a long-term ground lease covering the LTS Parcels in form attached hereto as Exhibit 9.15(b)(i) (the “LTS Ground Lease”) and promptly thereafter record a memorandum of the LTS Ground Lease in the form attached hereto as Exhibit 9.15(b)(ii), which LTS Ground Lease shall have priority in right of payment with respect to any other Indebtedness secured by a Lien on the fee interest of the LTS Parcel.
(c)    Simultaneously with the execution of the LTS Ground Lease, the Mortgage shall, at the Issuer’s sole cost and expense, be amended (in form and substance reasonably satisfactory to the Collateral Agent and the Required Holders) to encumber the LTS Ground Lease and the Issuer shall deliver to the Collateral Agent:
(i)    all documentation necessary and then available to the Issuer to obtain a Title Policy and Survey, in accordance with and as described in Section 9.16 and 9.17, covering the LTS Parcel in form and substance reasonably satisfactory to the Required Holders, and
(ii)    customary opinions in form and substance reasonably satisfactory to the Required Holders with respect to such amendment to the Mortgage (the documentation described in clause (e) and this clause (c) collectively, the “LTS Real Property Documentation” and the completion of the Plan of Subdivision, execution and delivery of the LTS Ground Lease, and delivery of the LTS Real Property Documentation are collectively referred herein as the “LTS Conditions”).
(d)    If the LTS Conditions have not been satisfied within twelve (12) months after the Closing Date, beginning with the first day following such 12-month period (or such later date agreed to by the Collateral Agent (acting at the direction of the Required Holders in their sole discretion)), the rate of interest then payable on the Notes will be increased by 1.00% per annum until such time that the LTS Conditions shall have been satisfied and upon such satisfaction of the LTS Conditions, the rate of interest payable on the Notes shall thereafter be reduced to the rate stated in Section 8.1(a) (and the 1.00% increase specified in this clause (d) shall no longer apply). Promptly following the satisfaction of the LTS Conditions, the Issuer shall provide the Collateral Agent with written notice thereof (and the Collateral Agent may rely on such written notice as evidence that the LTS Conditions have been satisfied (or the absence of its receipt of such written notice as evidence that the LTS Conditions have not been satisfied) for purposes of calculating interest on the Notes).
(e)    The Issuer shall provide to the Collateral Agent within fifteen (15) days of the Closing Date fully executed amended and restated ground leases for each of the Ground Leases (other than the LTS Ground Lease) that incorporate the text of Sections 13, 14, 17 and 19 of the form of LTS Ground Lease attached hereto and promptly thereafter record a memorandum of each of the Ground Leases (other than the LTS Ground Lease) in substantially the form attached hereto as Exhibit 9.15(b)(ii).

9.16    Title Policy. The Issuer shall, or shall cause Elk Hills Power to provide to the Collateral Agent as soon as practicable following the Closing Date, and in any event within ninety (90) days of the Closing Date (which period may be extended with the consent of the Required Holders, in their sole discretion; provided that if the Issuer is using its, or is causing Elk Hills Power to use its, commercially reasonable efforts, such consent of the Required Holders shall not be unreasonably withheld, conditioned or delayed), an American Land Title Association (“ALTA”) extended coverage loan title insurance policy (in 2006 or later form) in respect of the interests of Elk Hills Power in and to the real property on which the Project is located, together with such endorsements as are reasonably required by it (such policies and endorsements including all amendments thereto and substitutions or replacement therefor being hereinafter referred to collectively as the “Title Policy”), or the unconditional and irrevocable commitment of the Title Company (as defined below) to issue such extended coverage loan title policy, in an amount not less than $300,000,000, issued by a title insurance company selected by Issuer and reasonably acceptable to the Purchasers as insurer of the Title Policy (the “Title Company”), in form and substance reasonably satisfactory to the Required Holders, and in favor of, the Collateral Agent (for the benefit of the Secured Parties), insuring that with respect to the Project that:
(a)    Elk Hills Power has good, valid leasehold and/or easement title in and to, as applicable, or the right to control, occupy and/or use, the Project Properties (including all appurtenant easements thereto and related rights of way other than easements with respect to transmission and gathering lines) comprising the Project as described in the applicable schedule to the Title Policy, free and clear of all Liens, encumbrances and other exceptions to title whatsoever, other than Permitted Liens and
(b)    the Mortgage on the Project Properties (including all appurtenant easements thereto and related rights of way other than easements with respect to transmission and gathering lines) constitutes a valid, first priority Lien in favor of Collateral Agent for the benefit of the Secured Parties on the real property interests of Elk Hills Power in the Project Properties (including all appurtenant easements thereto and related rights of way other than easements with respect to transmission and gathering lines) created by the lease or easement agreements between Elk Hills Power and fee owner of each Project Property, free and clear of all Liens, encumbrances and other exceptions to title whatsoever, other than Permitted Liens, together with evidence that all title insurance premiums and expenses, filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other similar Taxes and other expenses related to the issuance of the Title Policy and such filings, registrations and recordings contemplated by the Note Documents have been paid in full by or on behalf of Elk Hills Power.
9.17    Survey and Affidavit. The Issuer shall, or shall cause Elk Hills Power to, provide to the Collateral Agent as soon as practicable following the Closing Date, and in any event within ninety (90) days of the Closing Date (which period may be extended with the consent of the Required Holders, in their sole discretion; provided that if the Issuer is using its, or is causing Elk Hills Power to use its, commercially reasonable efforts, such consent of the Required Holders shall not be unreasonably withheld, conditioned or delayed), (i) ALTA surveys in form and substance acceptable to the Required Holders with respect to the real estate parcels constituting the Project Properties (including all appurtenant easements thereto and related rights of way other than easements with respect to transmission and gathering lines) whether owned or leased (each a “Survey”) and (ii) an owner’s title affidavit, including therein any “no-change” survey affidavit, with respect to the Survey, in each case certified to the Collateral Agent by the Issuer, and in form reasonably satisfactory to the Purchasers.
9.18    Opinion. If reasonably requested by any holder in connection with a proposed transfer of a Note pursuant to Section 13.2, the Issuer shall cooperate in good faith with the holder in order to obtain, at its sole cost and expense, an opinion of counsel, in form and substance reasonably acceptable to such holder, addressing environmental and regulatory matters applicable to the Project and the Issuer Parties.
9.19    CUSIP Number. The Issuer shall use its commercially reasonable efforts to, within sixty (60) days following the Closing Date, obtain an identification number issued by CUSIP Global Services for the Notes.
SECTION 10. NEGATIVE COVENANTS.
From the date of this Agreement, so long as any of the Notes are outstanding, the Issuer covenants that:
10.1    Indebtedness. The Issuer shall not, and shall not permit Elk Hills Power to, create, issue, incur, assume, or suffer to exist any Indebtedness, except Permitted Indebtedness.
10.2    Liens. The Issuer shall not, and shall not permit Elk Hills Power to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except Permitted Liens.
10.3    Fundamental Changes. The Issuer shall not, and shall not permit Elk Hills Power to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business.
10.4    Tax Status. The Issuer shall not, and shall not permit Elk Hills Power to, cause, make or consent to any action or election that would result in the Issuer or Elk Hills Power ceasing to be either a partnership or a disregarded entity for U.S. federal income tax purposes, in each case to the extent permitted by applicable Legal Requirements.
10.5    Employees. The Issuer shall not, and shall not permit Elk Hills Power to, obtain or maintain any employees.
10.6    Subsidiaries. The Issuer shall not, and shall not permit Elk Hills Power to, create, acquire or permit to exist any Subsidiaries (other than, in the case of the Issuer, Elk Hills Power) or become a limited partner or general partner in any partnership or venturer in any joint venture.
10.7    Disposition of Property. The Issuer shall not, and shall not permit Elk Hills Power to, Dispose of any of its Property, whether now owned or hereafter acquired, except, in the case of Elk Hills Power:

(a)    as required by any Material Project Document or any Note Document;
(b)    the liquidation, sale or use of cash and Permitted Investments;
(c)    the Disposition of (i) obsolete, damaged, worn out or surplus property not used or useful in the business of the Issuer or (ii) property which is unrelated to the Project or otherwise not required for the operation of the Project as contemplated by the Sponsor Support Agreement and the Material Project Documents then in effect;
(d)    sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, electric capacity, transmission capacity, emissions credits, or ancillary services or other inventory or products in the ordinary course of business and otherwise in compliance with the terms of the Sponsor Support Agreement and the Material Project Documents then in effect;
(e)    granting of easements or other interests in the Project Properties to other Persons so long as such grant is in the ordinary course of business, not substantial in amount and does not or could not reasonably be expected to materially detract from the value or use of the affected property or to interfere in any material respect with Elk Hills Power’s ability to construct or operate the Project or sell or distribute capacity, energy, hydrocarbons or ancillary services;
(f)    sales of capacity, energy, hydrocarbons, ancillary services and other products and services in the ordinary course of business;
(g)    distributions permitted under Section 10.8;
(h)    other Dispositions on an arm’s-length basis for cash consideration having a fair market value not exceeding $2,500,000 in any fiscal year and $5,000,000 in the aggregate for all such Dispositions during the term of this Agreement; provided that such Disposition is not reasonably expected to materially and adversely impair the operation and maintenance of the Project.
10.8    Restricted Payments.
(i)    The Issuer shall not make or agree to make, directly or indirectly, any Restricted Payments (as defined below), provided that if no Restricted Payment Event has occurred, the Issuer may make a Restricted Payment not more than two times per calendar month or to the extent necessary for CRC to remain in compliance with Section 10.18(a) of the CRC Debt Agreements.
(a)    Following the occurrence of any Restricted Payment Event, the Issuer shall not, and shall not permit Elk Hills Power to, declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests in such Issuer Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Issuer (collectively, “Restricted Payments”).

10.9    Investments. The Issuer shall not, and shall not permit Elk Hills Power to, make any Investments except Permitted Investments.
10.10    Transactions with Affiliates. The Issuer shall not, and shall not permit Elk Hills Power to, enter directly or indirectly into any transaction (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except that each of the Issuer and Elk Hills Power may enter into (a) transactions and agreements with Affiliates in the ordinary course of business on fair and reasonable terms no less favorable to the relevant Issuer Party than would be obtainable in a comparable arm’s-length transaction with a Person that is not an Affiliate, (b) Permitted Affiliate Transactions and (c) Restricted Payments permitted under Section 10.8.
10.11    Lines of Business. The Issuer shall not permit Elk Hills Power to, enter into any business, except for the ownership, operation, maintenance, use, improvement and financing of, and sale of hydrocarbons processed or electricity generated by, the Project and activities reasonably incidental thereto.
10.12    Passive Holdco. Notwithstanding anything contained herein, the Issuer shall not engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of Elk Hills Power; (ii) performing its obligations and activities incidental thereto under the Note Documents, and to the extent not inconsistent therewith, the Material Project Documents and (iii) activities and contractual rights incidental to maintenance of its corporate existence.
10.13    Amendments to or Termination of Certain Documents. The Issuer shall not, and shall not permit Elk Hills Power to, cause, consent to, or permit any termination (except for a termination that occurs automatically in accordance with the express terms of such agreement), amendment, modification, variance, impairment, or waiver of any provision of (i) the Sponsor Support Agreement without first obtaining the prior written consent of all of the holders of the Notes, (ii) any Real Property Document without first obtaining the prior written consent of the Required Holders or (iii) any other Material Project Document unless the Issuer believes, in good faith, that such termination, amendment, modification, variance, impairment or waiver is commercially reasonable and in the best interests of the Issuer Parties; provided, that the Issuer shall not be required to obtain the prior written approval of the holders with respect to (A) any amendment, modification, supplement, or waiver of the Sponsor Support Agreement or Real Property Document effected to correct a clear and manifest error, to make a ministerial modification in the Sponsor Support Agreement or Real Property Document or solely to afford Elk Hills Power additional rights or benefits thereunder or (B) any amendment, modification, supplement, or waiver of any Real Property Documents required by Section 9.15(e).
10.14    Maintenance of Accounts. The Issuer shall not, and shall not permit Elk Hills Power to, establish or maintain any deposit, securities, commodities or similar account other than the Collateral Accounts.
10.15    Changes in Fiscal Periods; Accounting Policies; Location; Name.
(a)    Without the consent of the Required Holders, the Issuer shall not permit the fiscal year of the Issuer or Elk Hills Power to end on a day other than December 31, change the

Issuer’s or Elk Hills Power’s method of determining fiscal quarters or make, or permit any change in accounting policies or reporting practices except as required by GAAP, except in each case for any such changes which are not materially adverse to the holders of the Notes.
(b)    Except upon ten (10) days’ prior written notice to the Collateral Agent and otherwise following delivery to the Collateral Agent of all additional financing statements and other documents necessary to maintain the validity, perfection and priority of the security interests provided for herein, neither the Issuer nor Elk Hills Power will (i) change its jurisdiction of organization, (ii) change its location of principal place of business or (iii) change its name.
10.16    Additional Project Documents. The Issuer shall not, and shall not permit Elk Hills Power to, enter into or become a party to any Additional Project Document or Real Property Document unless such Additional Project Document (with any series of related Additional Project Documents entered into as part of a single transaction or series of related transactions to be considered as one “Additional Project Document” for purposes of this Section 10.16) or Real Property Document is on terms fair and commercially reasonable to Elk Hills Power and could not reasonably be expected to have a Material Adverse Effect, in each case, as certified by a Responsible Officer of the Issuer; provided, however, the Issuer shall provide five (5) Business Days’ prior written notice before entering into such Additional Project Document.
10.17    Sales and Leasebacks. The Issuer shall not, and shall not permit Elk Hills Power to, enter into any arrangement with any Person providing for the leasing by Elk Hills Power of any material real or personal property that has been or is to be sold or transferred by Elk Hills Power, to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Elk Hills Power.
10.18    Energy Regulatory Status. Other than as set forth in Schedule 5.14, the Issuer shall not, and shall not permit Elk Hills Power to, take any action that shall cause the Issuer or Elk Hills Power to become subject to any approval, obligation or regulation as an “electric utility” under the laws of California or any other state with jurisdiction over the Issuer or Elk Hills Power, except when becoming subject to such approval, obligation or regulation does not result in and could not reasonably be expected to result in a Material Adverse Effect.
10.19    Sanctions, Anti-Corruption Laws, Etc.
(a)    The Issuer shall not, and shall not permit Elk Hills Power to, directly or knowingly indirectly, lend, contribute or otherwise make available the proceeds of the Notes to any Subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would result in any Issuer Party, the Collateral Agent or any holder of Notes being in violation of Sanctions. The Issuer shall not, and shall not permit Elk Hills Power to, engage in (nor shall it authorize or permit any Subsidiary or any other Person acting on its behalf to engage in), with respect to the Project or any transaction contemplated by the Operative Documents, any dealing, transaction or other act in violation of any Anti-Corruption Law, Anti-Money Laundering Law or Sanctions.

(b)    The Issuer shall, and shall cause Elk Hills Power to, ensure that no funds used to pay the obligations under this Agreement (i) constitute the property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person, (ii) are derived from any transactions or business of or with any Sanctioned Person or Sanctioned Country, or (iii) are derived from any activity in violation of Anti-Money Laundering Laws.
10.20    Amendments to Organizational Documents. The Issuer shall not, and shall not permit Elk Hills Power to, directly or indirectly, change, amend or otherwise modify any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its limited liability company interest or otherwise terminate, amend or modify any such Organizational Document or agreement or any provision thereof, or enter into any new agreement with respect to its limited liability company interest, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Collateral Agent, the Purchasers or the holders of the Notes.
10.21    Speculative Transactions. The Issuer shall not, and shall not permit Elk Hills Power to, enter into any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions for speculative purposes.
SECTION 11. EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Issuer defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Issuer defaults in the payment of any interest on any Note, or any other amount payable hereunder or under any other Note Document within three (3) Business Days after any such interest or other amount becomes due and payable in accordance with the terms hereof; or
(c)    any Issuer Party shall default in the observance or performance of any agreement contained in Section 7.1(d), Section 9.2, Section 9.3 (but only to the extent such default results in any Issuer Party failing to maintain any insurance required under such Section 9.3), Section 9.14(b), Section 9.16, Section 9.17 or Section 10; or
(d)    any Issuer Party shall (i) default in the observance or performance of Section 7.1(e), and such default of Section 7.1(e) shall continue unremedied for a period of ten (10) Business Days after the occurrence of such default of Section 7.1(e), or (ii) default in the performance of or compliance with any other term contained herein (other than those referred to in Section 11(a), (b) and (c) and (d)(i)) or in any other Note Document to which it is a party and such default is not remedied within thirty (30) days after the earlier of (x) a Responsible Officer obtaining knowledge of such default and (y) the Issuer receiving written notice of such default from the Collateral Agent or any holder (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); provided, however, that, in the case of the foregoing clause (ii) only, if (A) such default is not susceptible of cure within thirty (30) days, (B) such Issuer Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure and (C) the extension of such cure period could not reasonably be expected to have a Material Adverse Effect, then such thirty (30)-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30)-day period); or
(e)    any representation or warranty made or deemed made by or on behalf of any Issuer Party herein or in any other Note Document to which it is a party, any amendment or modification thereof or waiver thereto or that is contained in any certificate, document or financial or other statement furnished by it in writing at any time under or in connection with this Agreement or any such other Note Document shall prove to have been false or incorrect in any material respect on or as of the date made; provided, however, that if (i) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied, (ii) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied within thirty (30) days from the date on which such Issuer Party first obtains knowledge thereof and (iii) such incorrect representation or warranty could not reasonably be expected to result in a Material Adverse Effect during the pendency of such cure period, then such false or incorrect representation or warranty shall not constitute an Event of Default hereunder; or
(f)    any Issuer Party or CRC as applicable, shall: (a) default in making any payment when due (subject to any applicable grace period) of any Indebtedness (excluding, for the avoidance of doubt, the Notes, this Agreement and other Obligations) in an aggregate principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment); or (b) default in the observance or performance of any other agreement or condition relating to any such Indebtedness described in clause (a) hereof (excluding, for the avoidance of doubt, the Notes and other Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist that, in each such default or condition contemplated in this clause (b), (i) the effect of which is to cause such Indebtedness to become due prior to its stated maturity or, in the case of any such Indebtedness constituting a Guaranty obligation, to become immediately due and payable or (ii) as a result thereof, (x) any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof or (y) in the case of CRC, any secured party under a CRC Debt Agreement shall exercise remedies with respect to any Equity Interests pledged in connection therewith; or
(g)    any Issuer Party or CRC (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Issuer Party or CRC, as applicable, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Issuer Party or CRC, or any such petition shall be filed against such Issuer Party or CRC and such petition shall not be dismissed within sixty (60) days; or
(i)    any event occurs with respect to any Issuer Party or CRC which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or
(j)    an ERISA Event shall have occurred, which together with all other such ERISA Events that have occurred, if any, could reasonably be expected to result in a Material Adverse Effect; or
(k)    one or more monetary judgments or decrees shall be entered against any Issuer Party involving in the aggregate a liability (which liability is not paid or is not covered by a surety bond or available insurance as acknowledged in writing by the provider of such insurance or as certified to the holders of the Notes by the relevant Issuer Party or its authorized insurance representative) of $10,000,000 or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or
(l)    one or more non-monetary judgments or decrees shall be entered against any Issuer Party which could reasonably be expected to result in a Material Adverse Effect and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or
(m)    subject to Sections 11(n) or (o), any of the Note Documents shall cease (in each case, except in accordance with its terms and not related to any default thereunder) to be in full force and effect, or any Governmental Authority of competent jurisdiction shall declare such Note Documents void, or the Issuer or any Affiliate thereof shall so assert in writing or any security interest in the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Issuer Party not to be, a valid and perfected security interest having the priority (subject to Permitted Liens) required by this Agreement or the relevant Security Document in any material portion of the securities, assets or properties covered thereby, except for the failure of the perfection of a Lien due to the failure of the Collateral Agent to continue to hold

Collateral delivered to it and required to be held in its possession pursuant to the terms of the Security Documents which does not arise from a breach by any Issuer Party of its obligations under any Note Document; or
(n)    notwithstanding Section 11(m), CRC shall be in breach of, or default under, the Sponsor Support Agreement and any applicable cure period thereunder shall have expired with respect to such breach or default; or
(o)    notwithstanding Section 11(m), the Sponsor Support Agreement shall cease for any reason to be in full force and effect; or
(p)    Elk Hills Power shall have abandoned the operation or maintenance of the Project for a period of at least 30 consecutive days (other than as a result of a force majeure); provided that none of the following shall constitute abandonment: (a) scheduled maintenance of the Project, (b) repairs to the Project, whether or not scheduled, (c) a forced outage or scheduled outage of the Project or (d) any Event of Loss affecting the Project; or
(q)    a CRC Debt Agreement Specified Default shall have occurred; or
(r)    a sale of all or substantially all of Elk Hills Power and/or the Project or a Change of Control shall occur.
SECTION 12. REMEDIES ON DEFAULT, ETC.
12.1    Acceleration.
(a)    If an Event of Default with respect to an Issuer Party described in Section 11(g), (h) or (i) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default (other than an Event of Default described under paragraphs (a), (c) or (d) of this Section 12.1) has occurred and is continuing, the Collateral Agent (at the direction of the Required Holders given at any time at their option), by notice or notices to the Issuer, shall declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, the Collateral Agent (at the direction of the Required Holders given at any time at their option), by notice or notices to the Issuer, shall declare all the Notes then outstanding to be immediately due and payable.
(d)    If any Event of Default described in Section 11(q) has occurred and is continuing for 30 days, unless the relevant CRC Debt Agreement Specified Default is permanently cured or waived, the Collateral Agent (at the direction of the Required Holders given at any time at their option), by notice or notices to the Issuer, shall declare all the Notes then outstanding to be immediately due and payable. If the relevant CRC Debt Agreement Specified Default shall have been permanently cured and waived, then any Event of Default described in Section 11(q) relating thereto shall be deemed cured and no longer continuing.

(e)    Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Issuer acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuer (except as herein specifically provided for).
12.2    Other Remedies.
(a)    If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
(b)    If the Collateral Agent at any time receives a written notice signed by the Required Holders that an Event of Default has occurred and is continuing, the Collateral Agent will act, or decline to act, as directed in writing by the Required Holders, in the exercise and enforcement of the Collateral Agent’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed in writing by the Required Holders.
(c)    Notwithstanding anything to the contrary contained herein or in any other Note Document, the Collateral Agent shall only comply with written instructions or directions from the Required Holders with respect to the exercise and enforcement of the Collateral Agent’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents and shall not comply with any such instructions or directions received from any other Person.
12.3    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Collateral Agent (at the direction of the Required Holders, in their sole discretion), by written notice to the Issuer, may rescind and annul any such declaration and its consequences if (a) the Issuer has paid all overdue interest on the Notes, all principal on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, (b) neither the Issuer nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or any other Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Issuer under Section 15, the Issuer will pay to the Collateral Agent, for the account of each holder of each Note, on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.
12.5    Application of Proceeds.
(a)    The Collateral Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral in the following order of application:
(i)    first, to the payment of all amounts payable under this Agreement, the Collateral Agent Fee Letter or any of the other Note Documents on account of the Collateral Agent’s fees and any fees, costs and expenses (including, without limitation, reasonable fees and expenses of counsel to the Collateral Agent), indemnities or other liabilities of any kind incurred by or owing to the Collateral Agent or any custodian or agent of the Collateral Agent in connection with this Agreement or any other Note Document or the performance by the Collateral Agent of its obligations hereunder or thereunder;
(ii)    second, to each of the holders of the Notes in such amounts as the Collateral Agent is directed in writing by the holders of the Notes for the payment of the holders’ reasonable fees, costs and expenses (including, without limitation, reasonable fees and expenses of counsel to the holders) of every kind incurred in connection with or incidental to the care of any Collateral or the rights of holders under this Agreement, any Security Document or any other Note Document;
(iii)    third, to each of the holders of Notes in such amounts as the Collateral Agent is directed in writing by the Required Holders for the payment in whole or in part of the Obligations in such order as the Required Holders shall elect; and
(iv)    fourth, any surplus remaining after the payment in full in cash of amounts described in the preceding clauses and any other amount required to be paid by any provision of law, will be paid to Issuer, its successors or assigns, or as a court of competent jurisdiction may direct.
(b)    The provisions of this Section 12.5 are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future Secured Party.
(c)    In connection with the application of proceeds pursuant to this Section 12.5, except as otherwise directed in writing by the Required Holders, the Collateral Agent may sell any non-cash proceeds for cash prior to the application of the proceeds thereof in accordance with the UCC.
SECTION 13. REGISTER; ASSIGNMENTS; SUBSTITUTION OF NOTES.
13.1    Register. The Collateral Agent, acting for this purpose as a non-fiduciary agent of the Issuer, shall maintain at one of its offices located in the United States a copy of each Transfer and Acceptance delivered to it and a register for the recordation of the names and addresses of the holders, and principal amount of the Notes (and stated interest amounts) owing to each holders pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Issuer, the Collateral Agent, and the holders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a holder hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Issuer and, with respect to itself, any holder, at any reasonable time and from time to time upon reasonable prior notice. The Collateral Agent shall have the right, and the Issuer hereby expressly authorizes the Collateral Agent to (A) post the list of Disqualified Institutions provided on a Platform and/or (B) provide the list of Disqualified Institutions to each holder requesting the same. Upon its receipt of a duly completed Transfer and Acceptance executed by a transferring holder and a transferee and acknowledged by the Collateral Agent, the transferee’s completed Administrative Questionnaire and applicable tax forms (unless the transferee shall already be a Purchaser or holder hereunder), the processing and recordation fee referred to in Section 13.2(b) and any written consent to such transfer required by Section 13.2(b), the Collateral Agent shall promptly accept such Transfer and Acceptance and record the information contained therein in the Register. No transfer, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 13.1.
13.2    Transfer and Exchange of Notes.
(a)    Subject to the conditions set forth in clause (b), below, any holder may at any time transfer to one or more transferees all or a portion of the Notes at the time owing to it. Notwithstanding the foregoing, no such transfer shall be made (i) to a natural Person or Disqualified Institution and (ii) unless such transfer will comply with applicable securities laws. For the avoidance of doubt, (i) the Collateral Agent shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Institutions at any time and (ii) the Collateral Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any proposed transfer will comply with applicable securities laws or (B) have any liability with respect to or arising out of any transfer that does not comply with applicable securities laws. The Collateral Agent or the Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
(b)    Transfers of Notes shall be subject to the following additional conditions:
(i)    except in the case of a transfer to a Purchaser or an Affiliate of a Purchaser or a transfer of the entire amount of the transferring holder’s Notes, the amount of the Notes of the transferring holder subject to each such transfer (determined as of the date the Transfer and Acceptance with respect to such transfer is delivered to the Collateral Agent) shall not be less than $100,000, unless each of the Issuer and the Collateral Agent otherwise consents; provided that no such consent of the Issuer shall be required if an Event of Default under Section 11(a), (b), (g) or (h) has occurred and is continuing;
(ii)    the parties to each transfer shall execute and deliver to the Collateral Agent a Transfer and Acceptance via an electronic settlement system or other method reasonably acceptable to the Collateral Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Collateral Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any transfer;
(iii)    the transferee, if it shall not be a then existing holder, shall deliver to the Collateral Agent an administrative questionnaire in a form approved by the Collateral Agent (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 14.3(d)).
(c)    Any transferee, by its acceptance of a Note registered in its name or the name of its nominee, shall be deemed to have (i) acknowledged, approved and consented and agreed to the terms set forth in this Agreement and the Security Documents and (ii) made the representations set forth in the second sentence of Section 6.1 and Section 6.2 and to have expressly agreed to the provisions of Section 20 and Section 22.
(d)    The Issuer hereby agrees that, upon request of any Purchaser at any time and from time to time after the Issuer has issued the Notes hereunder, the Issuer shall provide to such Purchaser, at the Issuer’s own expense, a Note, substantially in the form of Exhibit 1, evidencing the Notes purchased by such Purchaser. Thereafter, unless otherwise agreed to by the applicable Purchaser, the Obligations evidenced by such Note and interest thereon shall at all times (including after transfer pursuant to Section 13) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if requested by such payee, to such payee and its registered transferees).
(e)    Upon its receipt of a duly completed Transfer and Acceptance executed by a transferring holder and a transferee and acknowledged by the Collateral Agent, the transferee’s completed Administrative Questionnaire and applicable tax forms (unless the transferee shall already be a holder hereunder), the processing and recordation fee referred to in clause (b)(ii) of this Section 13.2 and any written consent to such transfer required by clause (a) of this Section 13.2, the Collateral Agent shall promptly accept such Transfer and Acceptance and record the information contained therein in the Register. No transfer, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (e).
13.3    Replacement of Notes. Upon receipt by the Issuer at the address and to the attention of the designated officer specified in Section 18(iv) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, a Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within ten (10) Business Days thereafter, the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
SECTION 14. PAYMENTS ON NOTES.
14.1    Method and Place of Payment; Evidence of Debt.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Issuer, without set-off, counterclaim or deduction of any kind, to the Collateral Agent for the ratable account of the holders entitled thereto, not later than 1:00 p.m. (New York City time), on the date when due and shall be made in immediately available funds to the Collateral Agent’s account as the Collateral Agent shall specify for such purpose by notice to the Issuer. All repayments or redemptions of any Notes (whether of principal, interest or otherwise) hereunder shall be made in Dollars. The Collateral Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Collateral Agent prior to 1:00 p.m. (New York City time) on such day (if such day is a Business Day) or, if not received by the Collateral Agent by such time, on the next Business Day in the Collateral Agent’s sole discretion) like funds relating to the payment of principal or interest ratably to the holders entitled thereto. Any payments under this Agreement or the Notes that are made later than 1:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Collateral Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
(b)    Each holder shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Issuer to such holder resulting from each Note purchased by such holder from time to time, including the amounts of principal and interest payable and paid to such holder from time to time under this Agreement and the Notes.
(c)    The Collateral Agent shall maintain the Register pursuant to Section 13.1, and a subaccount for each holder, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Note purchased hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Issuer to each holder hereunder and (iii) the amount of any sum received by the Collateral Agent hereunder from the Issuer for the account of a holder and each holder’s share thereof.

(d)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 14.1 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Issuer therein recorded; provided, however, that in the event of any inconsistency between the Register and any such account or subaccount, the Register shall govern; provided, further, that the failure of any holder or the Collateral Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Issuer to repay (with applicable interest) the Notes purchased by such Purchaser in accordance with the terms of this Agreement.
14.2    [Reserved].
14.3    Net of Taxes.
(a)    Any and all payments by or on account of any obligation of the Issuer under any Note Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any applicable Legal Requirement (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by the Issuer, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 14.3), the applicable holder of a Note receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Issuer shall indemnify each holder of the Notes and the Collateral Agent, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 14.3) payable or paid by such holder of a Note or required to be withheld or deducted from a payment to such holder and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a holder of the Notes shall be conclusive absent manifest error.
(c)    As soon as practicable after any payment of Taxes by the Issuer to a Governmental Authority pursuant to this Section 14.3, the Issuer shall deliver to the relevant holders of the Notes the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the holders of the Notes.
(d)    Any holder of the Notes that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to the Issuer and the Collateral Agent, at the time or times reasonably requested by the Issuer or the Collateral Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Collateral Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any holder of the Notes, if reasonably requested by the Issuer or the Collateral Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by the Issuer or the Collateral Agent as will enable the Issuer or the Collateral Agent, as applicable, to determine whether or not such holder of the Notes is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 14.3(d)(i), 14.3(d)(ii) and 14.3(d)(iv) below) shall not be required if in the reasonable judgment of the holder of the Notes such completion, execution or submission would subject such holder of the Notes to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such holder. Without limiting the generality of the foregoing:
(i)    Any U.S. Holder shall deliver to the Issuer or the Collateral Agent on or prior to the date on which such Person becomes a U.S. Holder (and from time to time thereafter upon the reasonable request of the Issuer), executed copies of IRS Form W-9 certifying that such U.S. Holder is exempt from U.S. federal backup withholding tax;
(ii)    Any Foreign Holder shall, to the extent it is legally entitled to do so, deliver to the Issuer (in such number of copies as shall be requested by the Issuer) and the Collateral Agent on or prior to the date on which such Person becomes a Foreign Holder and from time to time thereafter upon the reasonable request of the Issuer, whichever of the following is applicable:
(A)    in the case of a Foreign Holder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Note Document, executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed copies of IRS Form W-8ECI;
(C)    in the case of a Foreign Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 14.3-A to the effect that such Foreign Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable; or
(D)    to the extent a Foreign Holder is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or W-8BEN, a certificate substantially in the form of Exhibit

14.3-B or Exhibit 14.3-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Holder is a partnership and one or more direct or indirect partners of such Foreign Holder are claiming the portfolio interest exemption, such Foreign Holder may provide a certificate substantially in the form of Exhibit 14.3-D on behalf of each such direct and indirect partner;
(iii)    any Foreign Holder shall, to the extent it is legally entitled to do so, deliver to the Issuer (in such number of copies as shall be requested by the Issuer) and the Collateral Agent on or prior to the date on which such Person becomes a Foreign Holder (and from time to time thereafter upon the reasonable request of the Issuer), executed copies of any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit the Issuer to determine the withholding or deduction required to be made; and
(iv)    if a payment made to a holder of the Notes under any Note Document would be subject to Tax imposed by FATCA if such holder of the Notes were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such holder of the Notes shall deliver to the Issuer and the Collateral Agent at the time or times prescribed by applicable Legal Requirements and at such time or times reasonably requested by the Issuer or the Collateral Agent such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer or the Collateral Agent as may be necessary for the Issuer or the Collateral Agent, as applicable, to comply with its obligations under FATCA and to determine that such holder of the Notes has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(v)    Each holder of the Notes agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Collateral Agent in writing of its legal inability to do so.
(e)    If any holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 14.3 (including by the payment of additional amounts pursuant to this Section 14.3), it shall pay to the Issuer an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Issuer, upon the request of such holder, shall repay to such holder the amount paid over pursuant to this Section 14.3(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such holder is required to repay such refund to such Governmental

Authority. Notwithstanding anything to the contrary in this Section 14.3(e), in no event will the holder be required to pay any amount to the Issuer pursuant to this Section 14.3(e) the payment of which would place the holder in a less favorable net after-Tax position than the holder would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 14.3(e) shall not be construed to require any holder to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Issuer or any other Person.
(f)    The obligations of the Issuer and each holder under this Section 14.3 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Note Document, and the termination of this Agreement or any other Note Document.
SECTION 15. EXPENSES, ETC.
15.1    Transaction Expenses.
(a)    The Issuer will pay all reasonable and documented out-of-pocket costs and expenses (including (x) attorneys’ fees of one special counsel of the Purchasers and, if reasonably required by the Required Holders, a single local counsel of the Purchasers, (and solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction, but specifically excluding any separate counsel engaged by any individual Purchaser or holder of a Note), (y) attorneys’ fees of one primary counsel to the Collateral Agent and, if reasonably required by the Collateral Agent, a single local counsel of the Collateral Agent in each relevant material jurisdiction and (z) fees of the Independent Engineer, if any; provided that the Issuer shall only be required to pay up to $250,000 for the fees of the Independent Engineer in any fiscal year) incurred by the Collateral Agent, the Purchasers and each other holder of a Note in connection with the consummation of the transactions contemplated hereby, any amendments, waivers or consents under or in respect of this Agreement or the Notes or any other Note Documents (whether or not such amendment, waiver or consent becomes effective), and the administration of this Agreement and the other Note Documents and the transactions contemplated hereby and thereby, including: (i) the reasonable and documented costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the other Note Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the other Note Documents, or by reason of being a holder of any Note or the Collateral Agent, as applicable, (ii) if an Event of Default has occurred and is continuing, the reasonable and documented costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Issuer or in connection with any work-out or restructuring of the transactions contemplated hereby and by the other Note Documents, (iii) the costs and expenses, including reasonable attorney’s fees, of preparing, recording and filing all financing statements, instruments and other documents to create, perfect and fully preserve the liens granted pursuant to the Note Documents and the rights of the holders of the Notes or of the Collateral Agent for the benefit of the holders of the Notes and (iv) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO; provided, that such costs and expenses under this clause (iv) shall not exceed $5,000. If required by the NAIC and requested by any holder, the Issuer shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).
(b)    The Issuer will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note, and (ii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation in each case by a third party resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Issuer, other than, in the cause of clause (ii), any such judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense or obligation (A) resulting from such Purchaser’s or holder’s bad faith, fraud, gross negligence or willful misconduct, as determined by a final non-appealable decision of a court of competent jurisdiction, or breach of this Agreement, (B) resulting from a dispute solely amongst the Purchasers, holders or the Secured Parties, (C) arising out of or in connection with any investigation, litigation or proceeding not involving an Issuer Party, or (D) with respect to any Taxes except to the extent arising from any non-Tax judgment, liability, claim, etc. Notwithstanding anything to the contrary contained herein, any damages otherwise indemnifiable under clause (ii) of this Section 15.1(b) shall be reduced by the amount of insurance proceeds actually recovered by the Purchasers and holders in respect of such damages (net of costs of collection, deductibles and retro-premium adjustments).
(c)    The Issuer agrees to defend, indemnify, pay and hold harmless the Collateral Agent and each of its Affiliates and each and all of their respective directors, officers, partners, trustees, employees, attorneys and agents, and (in each case) their respective heirs, representatives, successors and assigns (each of the foregoing, an “Agent Indemnitee”) from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Agent Indemnitee will be entitled to indemnification hereunder with respect to any Indemnified Liability to the extent such Indemnified Liability is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 15.1(c) may be unenforceable in whole or in part because they are violative of any law or public policy, the Issuer shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Agent Indemnitees or any of them.
(d)    All amounts due under this Section 15.1 will be payable upon demand.
(e)    The agreements in this Section 15.1 will survive repayment of all Obligations and the removal or resignation of the Collateral Agent.
15.2    Certain Taxes. The Issuer agrees to pay all recording, filing, intangible, stamp, documentary or similar Taxes which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Issuer has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes, and will indemnify each holder of a Note, within 10 days after written demand therefor, against any payment, loss or liability resulting from or attributable to any such Taxes required to be paid by the Issuer hereunder. A certificate as to the amount of such payment, loss or liability delivered to the Issuer by a holder of the Notes shall be conclusive absent manifest error.
15.3    Survival. The obligations of the Issuer under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Note Document, and the termination of this Agreement or any other Note Document.
SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by the Issuer pursuant to this Agreement shall be deemed to be representations and warranties of the Issuer under this Agreement. Subject to the preceding sentence, this Agreement and the other Note Documents embody the entire agreement and understanding between each Purchaser and the Issuer and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 17. AMENDMENT AND WAIVER.
17.1    Requirements. This Agreement, the Notes and the other Note Documents may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Issuer and the Required Holders, except that:
(a)    no amendment or waiver of any of Section 1, Section 2, Section 3, Section 4, Section 6 or Section 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;
(b)    no amendment or waiver (i) other than in connection with a transaction permitted under Section 10.7, may release all or substantially all of the Collateral in any transaction or series of related transactions or (ii) release all or substantially all of the aggregate value of the CRC Guaranty Agreement, in each case unless consented to by each holder in writing;
(c)    no amendment or waiver of any of Section 10.1 or Section 10.2 hereof, or any defined term (as it is used therein), will be effective unless consented to by each holder in writing;
(d)    no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding affected thereby, (i) subject to

Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of the Notes, or reduce the rate or change the amount or time of payment or method of computation of interest on the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Section 8 (except as set forth in Section 8.2), Section 11(a) or (b), Section 12, Section 17 or Section 20; and
(e)    Section 8.5 may be amended or waived to permit offers to purchase made by the Issuer or an Affiliate of the Issuer pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Issuer and the Super-Majority Holders.
Notwithstanding the foregoing, (i) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent, in addition to all of the holders, the Required Holders or all holders affected thereby, as the case may be, affect the rights or duties of the Collateral Agent under this Agreement or any other Note Document and (ii) the Collateral Agent Fee Letter may only be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.
The Issuer shall promptly (and in any event within three Business Days after the effectiveness thereof) notify the Collateral Agent in writing of the effectiveness of each amendment, waiver or consent under this Section 17.1, and provide an executed copy thereof to the Collateral Agent.
17.2    Solicitation of Holders of Notes.
(a)    Solicitation. The Issuer will provide to the Collateral Agent (for distribution to the requisite Purchasers or holders of a Note) in respect of a proposed amendment, waiver or consent to this Agreement or another Note Document sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or other holder to make an informed and considered decision with respect to any such proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or other applicable Note Document. The Issuer will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 to the Collateral Agent promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.
(b)    Payment. The Issuer will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of a Note then outstanding even if such Purchaser or holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Issuer or any Affiliate of the Issuer or (ii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Issuer and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
17.3    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Issuer without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Issuer and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Purchaser or holder of such Note.
17.4    Notes Held by Issuer, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Issuer or any of its Affiliates shall be deemed not to be outstanding.
SECTION 18. NOTICES.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid) or (d) by electronic mail. Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the latest version of the Register received by the Collateral Agent in accordance with Section 13.1, or at such other address, telecopy number or electronic mail address as such Purchaser or nominee shall have specified to the Issuer and the Collateral Agent in writing,
(ii)    if to any other holder of any Note, to such holder at such address, telecopy number or electronic mail address in the latest version of the Register received by the Collateral Agent in accordance with Section 13.1, or as such other holder shall have specified to the Issuer and the Collateral Agent in writing,
(iii)    if to the Collateral Agent, to the Collateral Agent at the following address, telecopy number or electronic mail address, or at such other address, telecopy number or electronic mail address as the Collateral Agent shall have specified to the Issuer and the holder of each Note in writing:
Wilmington Trust, National Association
1100 North Market Street
Wilmington, DE 19890
Attention: Joseph B. Feil
Telephone: (302) 636-6466
Email: jfeil@wilmingtontrust.com

with a copy to (which shall not constitute notice):

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019
Attention: Alan Glantz
Telephone: (212) 836-7253
Email: alan.glantz@arnoldporter.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main St.
Houston, TX 77002
Attention: John Pitts, P.C.; Lucas E. Spivey, P.C.
Email: john.pitts@kirkland.com; lucas.spivey@kirkland.com

(iv)    if to the Issuer, to the Issuer at the following address, telecopy number or electronic mail address, or at such other address, telecopy number or electronic mail address as the Issuer shall have specified to the Collateral Agent in writing:
EHP Midco Holding Company, LLC
27200 Tourney Road, Suite 200
Santa Clarita, California 91355
Attention: General Counsel
Email: michael.preston@crc.com

with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
1888 Century Park East, 21st Floor
Los Angeles, California 90067-1725
Attention: Alison S. Ressler and John E. Estes
Email: resslera@sullcrom.com and estesj@sullcrom.com

Notices under this Section 18 shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto, (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid, (C) if delivered by telecopy, when sent and receipt has been confirmed by telephone, and (D) if delivered by electronic mail, when delivered.
SECTION 19. REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Issuer agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Issuer or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
SECTION 20. CONFIDENTIAL INFORMATION.
(a)    For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser, holder of any Note or the Collateral Agent by or on behalf of any Issuer Party or any of their respective Affiliates in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, including all such information made available to a Purchaser, holder of any Note or the Collateral Agent in a data room and in response to the due diligence questions and the Note Documents, provided that such term does not include information that such Purchaser, holder of any Note or the Collateral Agent, as applicable, can reasonably demonstrate (i) was publicly known or otherwise known to such Secured Party prior to the time of such disclosure, (ii) subsequently becomes publicly known through no act or omission by such Secured Party or any Person acting on such Secured Party’s behalf, (iii) otherwise becomes known to such Secured Party other than through disclosure by any Issuer Party on a non-confidential basis or (iv) constitutes financial statements delivered to such Secured Party under Section 7.1 that are otherwise publicly available.
(b)    Each Purchaser and the Collateral Agent will maintain the confidentiality of such Confidential Information in accordance with procedures adopted and implemented by such Secured Party in good faith to protect confidential information of third parties delivered to such Secured Party; provided that such Secured Party may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees, general and limited partners, equity owners and affiliates in each case on a need to know basis and who are informed of the confidential nature of such Confidential Information and are or have been advised of their obligation to keep such Confidential Information confidential in accordance with this Section 20, (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of any Issuer Party (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Secured Party; provided that the party from whom disclosure is being required shall give notice thereof to the Issuer prior to disclosure of such information (unless restricted from doing so or unless such disclosure is required or requested in the course of routine regulatory reviews or audits) and uses commercially reasonable efforts to ensure that such regulatory authority maintains the confidentiality of such Confidential Information and such disclosure is limited to that Confidential Information as requested to be delivered, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency, in each case to the extent that it requires access to information about such Purchaser’s investment portfolio; provided that the party from whom disclosure is being required shall give notice thereof to the Issuer prior to disclosure of such information (unless restricted from doing) and uses commercially reasonable efforts to ensure that such agency maintains the confidentiality of such Confidential Information and such disclosure is limited to that Confidential Information as requested to be delivered, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Secured Party, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Secured Party is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Secured Party may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under any Note Document, provided that such Secured Party uses reasonable efforts to ensure that the recipient of such information maintains the confidentiality of such Confidential Information. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Issuer in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Issuer embodying this Section 20.
(c)    Each holder of a Note, by its acceptance of a Note, acknowledges that information furnished to it pursuant to this Agreement or the other Note Documents may include Confidential Information concerning the Issuer Parties and their respective Affiliates and their related parties or their respective securities.
(d)    In the event that as a condition to receiving access to information relating to any Issuer Party in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall stay in place with respect to the information and shall not be amended thereby and, as between such Purchaser or such holder and any Issuer Party, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21. SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Issuer, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6, provided that any substitution hereunder is subject to the requirements under Section 13 (and shall not become effective unless the requirements of Section 13 have been complied with). Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Issuer of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
SECTION 22. COLLATERAL AGENT; CONSULTANTS.
22.1    Appointment and Duties Appointment.
(a)    Appointment. Each Purchaser and holder of a Note hereby appoints Wilmington Trust, National Association to act as Collateral Agent hereunder and under the Security Documents and the other Note Documents, and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of the Note Documents, together with such actions and powers as are reasonably incidental thereto.
(b)    Duties as Collateral Agent. Without limiting the generality of clause (a) above, the Collateral Agent shall have the sole and exclusive right and authority, in each case to the extent so directed to do so in writing by the Required Holders, and is hereby authorized, to (i) accept, enter into, hold, maintain, administer and enforce all Security Documents, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations under the Security Documents and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Security Documents, (ii) take all lawful and commercially reasonable actions permitted under the Security Documents that it may deem necessary or advisable to protect or preserve its interest in the Collateral subject thereto and such interests, rights, powers and remedies, (iii) deliver and receive notices pursuant to the Security Documents, (iv) sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Security Documents and its other interests, rights, powers and remedies, (v) remit as provided in Section 12.5 all cash proceeds received by the Collateral Agent from the collection, foreclosure or enforcement of its interest in the Collateral under the Security

Documents or any of its other interests, rights, powers or remedies, (vi) execute and deliver amendments to the Security Documents; and (vii) release any Lien granted to it by any Security Document upon any Collateral if and as required under this Agreement or any other Security Document.
(c)    Limited Duties. Under this Agreement and any other Note Document, the Collateral Agent (i) is acting solely on behalf of the Secured Parties, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in this Agreement or in any other Note Document to refer to the Collateral Agent, which terms are used for title purposes only and (ii) is not assuming and shall not have any actual or implied obligations, functions, responsibilities, duties, under this Agreement or in any other Note Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Secured Party or any other Person, and each Secured Party, by accepting the benefits of this Agreement and the other Note Documents, hereby waives and agrees not to assert any claim against the Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) and (ii) above.
22.2    Binding Effect. Each Secured Party, by accepting the benefits of this Agreement and the other Note Documents, agrees that (i) any action taken (or omitted to be taken) by the Collateral Agent in accordance with the provisions of this Agreement or the other Note Documents, (ii) any action taken (or omitted to be taken) by the Collateral Agent in reliance upon the instructions of Required Holders (or, where so required, such greater proportion) and (iii) the exercise by the Collateral Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
22.3    Use of Discretion.
(a)    No Action without Instructions. The Collateral Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is expressly required to take or omit to take (i) under this Agreement or any other Note Document or (ii) pursuant to instructions from the Required Holders (or, where expressly required by the terms of this Agreement, a greater proportion of the holders of the Notes). The Collateral Agent shall be fully justified in failing or refusing to take any action under any Note Document unless it shall first receive such advice or concurrence of the Required Holders (or, where expressly required by the terms of this Agreement, a greater proportion of the holders of the Notes) as it deems appropriate and, if it so requests, it shall first be indemnified by the holders against any liability and expense which may be incurred by it by reason of taking such action.
(b)    Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Collateral Agent shall not be required to take, or to omit to take, any action that is, in the opinion of the Collateral Agent or its counsel, contrary to this Agreement or any other Note Document or applicable law.
(c)    Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Note Document, the authority granted to the Collateral Agent to enforce rights and remedies hereunder and under the other Note Documents against the Issuer Parties or any of them or otherwise to take any action (or refrain from taking any action) shall be subject to written direction by the Required Holders, and all actions taken by the Collateral Agent in such capacity shall be in accordance with the Note Documents and for the benefit of all the Secured Parties; provided that the foregoing shall not prohibit (i) the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Collateral Agent) hereunder and under the other Note Documents or (ii) any Secured Party from filing proofs of claim (and thereafter appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Issuer Party under any bankruptcy or other debtor relief law), but in the case of this clause (ii) if, and solely if, the Collateral Agent has not filed such proof of claim or other instrument of similar character in respect of the Obligations within five (5) days before the expiration of the time to file the same, provided, further, that if at any time there is no Person acting as Collateral Agent hereunder and under the other Note Documents, then (x) the Required Holders shall have the rights otherwise ascribed to the Collateral Agent pursuant to Section 12.5 and (y) in addition to the matters set forth in clauses (ii) and (ii) of the preceding proviso, any holder may, with the consent of the Required Holders, enforce any rights and remedies available to it and as authorized by the Required Holders.
(d)    Proof of Claims. In case of the pendency of any proceeding under the bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, the Collateral Agent shall be entitled and empowered (but not obligated) to file and prove a claim for the whole amount of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the holders allowed in such judicial proceeding; and to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each holder of the Notes to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the olders, to pay to the Collateral Agent any amount due for the compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent under this Agreement and the other Note Documents.
22.4    Delegation of Rights and Duties. The Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, this Agreement and any other Note Document by or through any trustee, co-agent, sub-agent employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 22. The Collateral Agent shall not be responsible for the negligence or misconduct of any co-agents or sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
22.5    Reliance and Liability.
(a)    The Collateral Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been transferred in accordance with Section 13.2, (ii) rely on the latest version of the Register received by the Collateral Agent in accordance with Section 13.1, or on a certificate from the Required Holders stating that the Required Holders have directed or consented to any action in connection with the Note Documents, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Issuer Party) and (iv) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) in good faith believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and in good faith believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Issuer), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(b)    None of the Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Note Document: (i) with the consent or at the request of the Required Holders (or such other number or percentage of the holders as shall be expressly provided for herein or in the other Note Documents) or (ii) in the absence of its own gross negligence or willful misconduct (each as determined in a final, non-appealable judgment by a court of competent jurisdiction). Without limiting the foregoing, the Collateral Agent and its Related Persons:
(i)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the written instructions of the Required Holders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Collateral Agent, when acting on behalf of the Collateral Agent);
(ii)    shall not be responsible to any Secured Party or other Person for (x) the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement or any other Note Document, (y) determining whether the Liens granted to the Collateral Agent pursuant to any Security Document have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority or (z) the value or suffiency of any Collateral;
(iii)    makes no warranty or representation, and shall not be responsible, to any Secured Party or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Issuer Party or any Related Person of any Issuer Party in connection with this Agreement or any other Note Document or any transaction contemplated therein or any other document or information with respect to any Issuer Party, whether or not transmitted or omitted to be transmitted by the Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Collateral Agent in connection with this Agreement or any other Note Document;
(iv)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of this Agreement or any other Note Document, whether any condition set forth in this Agreement or any other Note Document is satisfied or waived, as to the financial condition of any Issuer Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a written notice from the Issuer or any Secured Party describing such Default or Event of Default clearly labeled “notice of default”;
(v)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that the Collateral Agent is required to exercise as directed in writing by the Required Holders (or such other number or percentage of the holders as shall be expressly provided for herein or in the other Note Documents); provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability for which it has not been indemnified or that is contrary to any Note Document or applicable law;
(vi)    shall not, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuer or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;
(vii)    shall not be responsible for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under any Security Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral; and
(viii)    not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any holder to whom payment was due but not made, shall be to recover from other holder any payment in excess of the amount to which they are determined to be entitled (and such other holders hereby agree to return to such holders any such erroneous payments received by them);
and, for each of the items set forth above, each Secured Party and each Issuer Party hereby waives and agrees not to assert any right, claim or cause of action it might have against the Collateral Agent based thereon. Without limiting the generality of the foregoing, Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing.

22.6    Collateral Agent Individually. The Collateral Agent and its Affiliates may make loans and other extensions of credit to, acquire equity interests of, engage in any kind of business with, any Issuer Party or Affiliate thereof as though it were not acting as the Collateral Agent and may receive separate fees and other payments therefor. To the extent the Collateral Agent or any of its Affiliates becomes a holder hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other holder and the terms “holder”, “Required Holder”, and any similar terms shall, except where otherwise expressly provided in this Agreement or any other Note Document, include the Collateral Agent or such Affiliate, as the case may be, in its individual capacity as holder or one of the Required Holders, respectively.
22.7    Purchaser Credit Decision. Each Secured Party acknowledges that it shall, independently and without reliance upon the Collateral Agent, any other Secured Party or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the issuance of the Notes) solely or in part because such document was transmitted by the Collateral Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Issuer Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, this Agreement and any other Note Document or with respect to any transaction contemplated hereunder or any other Note Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required hereunder or by any other Note Document to be transmitted by the Collateral Agent to the holders of the Notes, the Collateral Agent shall not have any duty or responsibility to provide any holder with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Issuer Party or any Affiliate of any Issuer Party that may come in to the possession of the Collateral Agent or any of its Related Persons.
22.8    Expenses; Indemnities.
(a)    Each holder of the Notes agrees to reimburse the Collateral Agent and each of its Related Persons (to the extent not reimbursed by any Issuer Party) promptly upon demand, severally and ratably (with such ratable amount being determined as of the time that the applicable unreimbursed cost or expense is sought (or if such payment is sought after the date on which the Notes have been paid in full, in accordance with such holder’s ratable share immediately prior to the date on which the Notes are paid in full)), for any reasonable and documented costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and taxes paid in the name of, or on behalf of, any Issuer Party) that may be incurred by the Collateral Agent or any of its Related Persons in connection with the preparation, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, this Agreement or any other Note Document.
(b)    Each Holder further agrees to indemnify and hold harmless the Collateral Agent and each of its Related Persons (to the extent not reimbursed by any Issuer Party), severally and ratably (with such ratable amount being determined as of the time that the applicable unreimbursed indemnity is sought (or if such indemnity payment is sought after the date on which the Notes have been paid in full, in accordance with such holder’s ratable share immediately prior to the date on which the Notes are paid in full)), from and against all Indemnified Liabilities; provided, that no Holder shall be liable to the Collateral Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Collateral Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order; provided, further, that no action taken in accordance with the directions of the Required Holders shall be deemed to constitute gross negligence or willful misconduct for purposes of this clause (d)).
(c)    To the extent required by any applicable law, the Collateral Agent may withhold from any payment to any holder under this Agreement or any other Note Document an amount equal to any applicable withholding tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Collateral Agent did not properly withhold tax from amounts paid to or for the account of any holder (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such holder failed to notify the Collateral Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective), or the Collateral Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such holder shall promptly indemnify the Collateral Agent fully for all amounts paid, directly or indirectly, by the Collateral Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by the Collateral Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. The Collateral Agent may offset against any payment to any holder hereunder or under any other Note Document, any applicable withholding tax that was required to be withheld from any prior payment to such holder but which was not so withheld, as well as any other amounts for which the Collateral Agent is entitled to indemnification from such holder under this Section 22.8(c).
The terms of this Section 22.8 shall survive the resignation or removal of the Collateral Agent or the transfer of any Note or portion thereof or interest therein by any Purchaser or holder and the payment of any Note (as well as termination of this Agreement). Each holder hereby authorizes the Collateral Agent to set off and apply any amounts received by the Collateral Agent constituting Collateral or proceeds thereof and otherwise payable to such holder against amounts then due from such holder to the Collateral Agent under paragraph (a), (b) or (c) of this Section 22.8.
22.9    Resignation/Removal of the Collateral Agent.
(a)    The Collateral Agent may resign at any time by delivering not less than 30 days’ prior written notice of such resignation to the holders of the Notes and the Issuer, which resignation shall be effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 22.9. The Collateral Agent may be removed upon 30 days’ prior written notice by the Required Holders for the Collateral Agent’s gross negligence or willful misconduct. Upon receipt of any such notice of resignation or upon any such removal, the Required Holders shall have the right to appoint a successor Collateral Agent (at the cost of the Issuer). If (i) after 30 days after the effective date of any such resignation or removal, no successor Collateral Agent has been appointed by the Required Holders, then any holder may (but shall not be obligated to) appoint (with the prior written consent of the Required Holders (such consent not to be unreasonably withheld or delayed)) a successor Collateral Agent, and (ii) after 30 days after the effective date of any such resignation or removal, no successor Collateral Agent has been appointed, then any holder may apply to a court of competent jurisdiction for the appointment of a replacement Collateral Agent. Whether or not a successor has been appointed, a resigning or removed Collateral Agent’s resignation or removal, as applicable, shall become effective on the date occurring thirty (30) days after the notice of resignation or removal, as applicable.
(b)    Effective immediately upon its resignation, (i) the retiring or the removed Collateral Agent shall be discharged from performing its duties and obligations hereunder and the other Note Documents, (ii) the holders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (iii) except for the rights of indemnification, payment and reimbursement which accrue to the retiring Collateral Agent prior to resignation, the retiring or removed Collateral Agent and its Related Persons shall no longer have the benefit of any provision hereof or of any other Note Document other than with respect to any actions taken or omitted to be taken while such retiring or the removed Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent hereunder and under the other Note Documents and (iv) subject to all rights of the retiring or the removed Collateral Agent under this Agreement and all other Note Documents, the Issuer Parties and the Secured Parties shall take such action as may be reasonably necessary in connection with the appointment of a successor Collateral Agent in accordance with the terms of this Agreement and to assign to the successor Collateral Agent the rights of the retiring or removed Collateral Agent (as such) under the Note Documents, and, until a successor Collateral Agent exists the Issuer Parties and the Secured Parties shall take such action as may be reasonably necessary to ensure that all rights and remedies available to the Collateral Agent extend to and may be exercised by the Required Holders. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring or the removed Collateral Agent hereunder and under the other Note Documents.
22.10    Release of Collateral. Each Secured Party hereby consents to the release of, and hereby directs the Collateral Agent to release, any Collateral pursuant to the terms of Section 5.7 of the Security Agreement and this Section 22.10. The Collateral Agent hereby agrees, upon receipt of reasonably advance notice (and a certificate signed by a Responsible Officer of the Issuer certifying that the transaction requiring the release is permitted under the Note Documents and the Secured Parties hereby acknowledge and agree that the Collateral Agent may conclusively rely on such certificate as evidence that the transaction is permitted under the terms of the Note Documents in performing its obligations under this Section 22.10) and upon the receipt of the approval and acknowledgment by the Required Holders, to execute and deliver or file such documents and to perform other action reasonably requested by the Required Holders at the Issuer’s expense to release the guaranties and Liens when and as directed in this Section 22.10.
22.11    Credit Bid. Each of the holders of the Notes hereby irrevocably authorizes the Collateral Agent, on behalf of all Secured Parties to take any of the following actions upon the written instruction of the Required Holders:

(a)    consent to the disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any disposition pursuant to the applicable provisions of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction;
(b)    credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any disposition of all or any portion of the Collateral pursuant to the applicable provisions of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction;
(c)    credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;
(d)    credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or
(e)    estimate the amount of any contingent or unliquidated Obligations of such holder or other Secured Party;
it being understood that no holder shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by the Collateral Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.
Each Secured Party agrees that the Collateral Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Collateral Agent on a ratable basis.
With respect to each contingent or unliquidated claim that is an Obligation, the Collateral Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Collateral Agent to credit bid the Obligations or purchase the Collateral in the relevant disposition. In the event that the Collateral Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Collateral Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other disposition.
22.12    Solicitation of Instructions.
(a)    The Collateral Agent may at any time solicit written confirmatory instructions from the Required Holder or request an order of a court of competent jurisdiction as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the Security Documents and may suspend performance of such obligations as it determines to be appropriate until it receives such instructions or order.
(b)    No written direction given to the Collateral Agent by the Required Holders that in the sole judgment of the Collateral Agent imposes, purports to impose or might reasonably be expected to impose upon the Collateral Agent any obligation or liability not set forth in or arising under this Agreement and the Security Documents will be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept such direction.
22.13    No Expending of Funds. Nothing in this Agreement or any other Note Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.
22.14    Merger, Conversion or Consolidation of Collateral Agent. Any corporation or association into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Collateral is a party, will be and become the successor Collateral Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
22.15    Force Majeure. In no event shall the Collateral Agent be liable for any failure or delay in the performance of their respective obligations under this Agreement or any related documents because of circumstances beyond the Collateral Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Collateral Agent’s control whether or not of the same class or kind as specified above.
22.16    Appointment of Consultants. In the event the Required Holders reasonably determine that the advice of an independent technical consultant is required in connection with the holders’ review of any amendments, waivers or consents in respect of any of the Note Documents, or supervision and review of material ongoing operational matters relating to the Project, the Required Holders may, in consultation with the Issuer, appoint an independent technical consultant, which consultant shall be a nationally recognized technical consulting or engineering firm with substantial experience in gas processing and electric generation facilities similar to the Project (an “Independent Engineer”).
SECTION 23. MISCELLANEOUS.
23.1    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, (i) the Issuer may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Note Document without the prior written consent of each holder and the Collateral Agent and (ii) no holder or Purchaser may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 13. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
23.2    Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP, as applied by the accounting entity to which they refer. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 8, Section 9 and the definition of “Indebtedness”), any election by any Issuer Party to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
23.3    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
23.4    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Thus, if a party “may do (a) or (b)”, then the party may do either or both. The party is not limited to a mutually exclusive choice between the two alternatives. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 23.1, any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, (e) a reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated and Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document and (f) any reference to any Legal Requirement or regulation herein shall, unless otherwise specified, refer to such Legal Requirement or regulation as amended, modified or supplemented from time to time and all regulations, rulings and other Governmental Rules promulgated under such Legal Requirement.
23.5    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart to this Agreement by facsimile transmission or “pdf” electronic format shall be as effective as delivery of a manually signed original.
23.6    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
23.7    Jurisdiction and Process; Waiver of Jury Trial.

(a)    The Issuer irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Issuer irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Issuer agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)    The Issuer consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 17 or at such other address of which such holder shall then have been notified pursuant to said Section. The Issuer agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)    Nothing in this Section 23.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Issuer in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER NOTE DOCUMENTS. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.7(e).

23.8    Section Headings. The Section headings in this Agreement are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.
23.9    Limitation on Liability. NO CLAIM SHALL BE MADE BY ANY PARTY HERETO, OR ANY OF SUCH PARTY’S AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH (OTHER THAN FOR ANY SUCH DAMAGES INCURRED OR PAID TO A THIRD PARTY); AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
23.10    Scope of Liability. Notwithstanding anything to the contrary in this Agreement, any other Note Document, or any other document, certificate or instrument executed by any Issuer Party pursuant hereto or thereto, except as expressly provided for in the Operative Documents, none of the Purchasers or holders of the Notes shall have any claims (including any liability as may arise by operation of law, whether in contract, in tort or strict liability or in equity) with respect to the transactions contemplated by the Note Documents or otherwise arising out of, relating to or in connection with this Agreement or the other Note Documents or any breach or default hereunder or thereunder against any present or future holder (whether direct or indirect) of any Equity Interests (other than the Equity Interests in the held by Holdings) in the Issuer, Holdings or any of their respective Affiliates, shareholders, officers, directors, employees, representatives, Controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provision of this Section 23.10 shall not:
(a)    constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of any Operative Document and the same shall continue (but without personal liability of any Non-Recourse Person who is a natural person) until fully paid, discharged, observed, or performed;
(b)    constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Security Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral);
(c)    limit or restrict the right of any Purchaser or holder of the Notes (or any assignee, beneficiary or successor thereto) to name any Issuer Party or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to any Note Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in other provisions of this Section 23.10; or
(d)    affect or diminish in any way or constitute a waiver, release or discharge of any obligation, covenant, or agreement made by any Non-Recourse Person (or any security granted by any Non-Recourse Person in support of the obligations of any Person) under or in connection with any Operative Document or as security for the Obligations.
23.11    USA PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable KYC Requirements”), the Collateral Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agree to provide to the Collateral Agent, upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable KYC Requirements. Each Purchaser hereby notifies the Issuer Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Issuer Parties, including the name and address of each Issuer Party and other information that will allow the Purchasers to identify each Issuer Party in accordance with the USA PATRIOT Act.
23.12    Electronic Records. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Note Communication”), including Note Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Issuer agrees that any Electronic Signature on or associated with any Note Communication shall be valid and binding of the Issuer to the same extent as a manual, original signature, and that any Note Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Issuer Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Note Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Note Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Collateral Agent and each of the holders of a manually signed paper Note Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Note Communication converted into another format, for transmission, delivery and/or retention. The Collateral Agent and each of the holders may, at its option, create one or more copies of any Note Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Note Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Collateral Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Collateral Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Collateral Agent has agreed to accept such Electronic Signature, the Collateral Agent and each of the holders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Issuer Party without further verification and (b) upon the request of the Collateral Agent or any holder, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
23.13    Direct Website Communications.
(a)    Each of the Issuer and Elk Hills Power may, at its option, provide to the Collateral Agent any information, documents and other materials that it is obligated to furnish to the Collateral Agent pursuant to the Note Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Collateral Agent to the Collateral Agent at an email address provided by the Collateral Agent from time to time; provided that (i) upon written request by the Collateral Agent, the Issuer or Elk Hills Power shall deliver paper copies of such documents to the Collateral Agent for further distribution to each holder until a written request to cease delivering paper copies is given by the Collateral Agent and (ii) the Issuer shall notify (which shall be by facsimile or electronic mail) the Collateral Agent (which shall notify each holder) of the posting of any such documents and provide to the Collateral Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each holder shall be solely responsible for timely accessing posted documents for which it has received a notification of such posting or requesting delivery of paper copies of such documents from the Collateral Agent and maintaining its copies of such documents. Nothing in this Section 23.13 shall prejudice the right of the Issuer, Elk Hills Power, the Collateral Agent or any holder to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document. The Collateral Agent agrees that the receipt of the Communications by the Collateral Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Collateral Agent for purposes of the Note Documents. Each holder agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such holder for purposes of the Note Documents. Each holder agrees (A) to notify the Collateral Agent in writing (including by electronic communication) from time to time of such holder’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
(b)    The Issuer further agrees that the Collateral Agent may make the Communications available to the holders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Collateral Agent, the holder and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in SECTION 20.
(c)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE NOTE PARTIES (THE “ISSUER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY

DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE ISSUER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE ISSUER MATERIALS OR THE PLATFORM. In no event shall the Collateral Agent or any of its Related Persons (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Issuer, any holder, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Issuer’s or the Collateral Agent’s transmission of Issuer Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Persons’ (other than any trustee or advisor)) gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction.
(d)    Each of the Issuer and each holder acknowledge that certain of the holders may be “public-side” holders (holders that do not wish to receive material non-public information with respect to the Issuer, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Note Documents or otherwise are being distributed through the Platform, any document or notice that Issuer has indicated contains only publicly available information with respect to the Issuer may be posted on that portion of the Platform designated for such public-side holders. If Issuer has not indicated whether a document or notice delivered contains only publicly available information, the Collateral Agent shall post such document or notice solely on that portion of the Platform designated for holders who wish to receive material nonpublic information with respect to Issuer, its Subsidiaries and their securities. Notwithstanding the foregoing, the Issuer shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided, however, that, the following documents shall be deemed to be marked “PUBLIC” unless the Issuer notifies the Collateral Agent promptly that any such document contains material nonpublic information: (1) the Note Documents, (2) any notification of changes in the terms of the notes facility hereunder and (3) all financial statements and certificates delivered pursuant to Sections 7.1(a) and 7.1(b).
* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Issuer, whereupon this Agreement shall become a binding agreement between you and the Issuer.
Very truly yours,
EHP MIDCO HOLDING COMPANY, LLC
a Delaware limited liability company
By:        /s/ Francisco Leon
Name:    Francisco Leon
Title:    Executive Vice President and Chief Financial Officer

[Signature Page to Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.
WILMINGTON TRUST, NATIONAL ASSOCIATION,
Not in its individual capacity but solely as Collateral Agent
By:        /s/ Joseph B. Feil
Name:    Joseph B. Feil
Title:    Vice President

[Signature Page to Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.
ECR I, L.P., a Delaware limited partnership
By: ECR Corporate Holdings GP LLC, its general partner
By:        /s/ Nathan Walton
Name:    Nathan Walton
Title:    Authorized Person
ECR II, LLC, a Delaware limited liability company
By:        /s/ Nathan Walton
Name:    Nathan Walton
Title:    Authorized Person

[Signature Page to Note Purchase Agreement]

SSF IV ENERGY I AIV 1, L.P.,
a Delaware limited partnership
By:    ASSF Management IV, L.P.
Its:    General Partner
By:    ASSF Management IV GP LLC,
Its:    General Partner
By:        /s/ Matthew Jill
Name:    Matthew Jill
Title:    Authorized Person
SSF IV ENERGY I AIV 2, L.P.,
a Delaware limited partnership
By:    ASSF Management IV, L.P.
Its:    General Partner
By:    ASSF Management IV GP LLC,
Its:    General Partner
By:        /s/ Matthew Jill
Name:    Matthew Jill
Title:    Authorized Person

[Signature Page to Note Purchase Agreement]